Exhibit 10.1

PROFESSIONAL SERVICES AGREEMENT

BETWEEN

GREENWOOD HALL

AND

CONCORDIA UNIVERSITY

This Services Agreement (“Agreement”) is made and entered into by and between Greenwood Hall, a division of PCS Link, Inc., (“Greenwood Hall”), a California corporation with its registered address at 12424 Wilshire Boulevard, Suite 1030, Los Angeles, California 90025, and Concordia University (“Client” or “Concordia University”) with its address at 2811 Northeast Holman Street, Portland, Oregon 97211 as of the16 thday of March 2016 (“Effective Date”). Greenwood Hall and Concordia Universitymay be individually or collectively referred to as a “Party” or “Parties”.

In consideration of the payments (stipulated in Exhibit A),agreed to be made and the covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

The following definitions shall apply to terms in this Agreement. Other defined terms are found in their relevant sections.

1.1           “Concordia University Designee” shall mean and refer to the person appointed by Concordia University who shall act as a liaison between Concordia University and Greenwood Hall for matters related to this Agreement and who shall be responsible for overseeing performance by Concordia University of its obligations under this Agreement. As of the Effective Date, the Concordia University Designee shall be Mark Wahlers or, if not available, appointed designee.

1.2           “Confidential Information” shall mean: (i) as to either Party, information, materials, data, reports, programs, documentation, diagrams, concepts, techniques, processes, inventions, knowledge, know-how, and trade secrets that are developed, created, or acquired by such Party, whether in a tangible or intangible form, on any media, or disclosed orally; (ii) as to either Party, information and data relating to or describing such Party’s or its affiliates’ practices, personnel, agents, subcontractors, students; Concordia University’s customers, suppliers, products, services, business, financials, costs, or margins that is not generally known or available to the public; and (iii) as to either Party, any records, data, information, and other materials in the possession or control of either Party, created, collected, processed, handled, stored, transmitted, or received, in any form or media, in connection with this Agreement, the disclosure of which is prohibited, whether by law, statute, governmental regulation, or ordinance.

1.3           “Core Academic Functions” shall mean the following functions that are reserved to Concordia University in the fulfillment of its obligations as a duly authorized and accredited institution of higher education, each of which shall be carried out in accordance with such procedures and practices: (i) The establishment of standards for appointment as faculty and evaluation of such faculty as may offer instruction in the Programs; (ii) The establishment of standards for the admission of students to the Programs and the admission of such students as meet such standards; (iii) The establishment for each Program of: (a) applicable standards, prerequisites, requirements and performance measures; (b) standards for the evaluation of the performance of students enrolled in such Program; (c) processes for the evaluation of such student performance; and the establishment of mechanisms for the oversight of the integrity of such evaluations; (iv) The establishment for each Program of: (a) the requirements for the granting of academic degrees and credentials respecting the Programs; (b) determination of the qualification of students enrolled in the Programs to receive such academic degrees or other credentials; and (c) the awarding of all academic degrees and credentials to such students.

1.4           “Greenwood Hall Designee” shall mean and refer to the person appointed by Greenwood Hall who shall act as a liaison between Concordia University and Greenwood Hall for matters related to this Agreement and who shall be responsible for overseeing performance by Greenwood Hall of its obligations under this Agreement. As of the Effective Date, the Greenwood Hall Designee shall be David Ruderman or, if not available, appointed designee.

1.5           “Greenwood Hall Enrollment Management Services” shall mean the marketing, student recruitment, and retention services delivered by Greenwood Hall to ConcordiaUniversity described in “Exhibit C.”

1.6           “Greenwood Hall Recruitment Materials” shall mean and refer to certain web pages, domains and databases owned and created by Greenwood Hall in connection with the marketing of the Programs.

1.7           “Effective Date” shall have the meaning as set forth in the introductory paragraph of this Agreement.

1.8           “Enrolled” means registered and attending at least one (1) course within such Program after add/drop date which is seven(7) days following the start of a term.

1.9           “Program” shall mean and refer to each of the individual online academic programs listed in Exhibit A, attached hereto, and “Programs” shall mean the plural of Program. The list of Programs in Exhibit A may be amended pursuant to Section 4.6.

1.10         “Services” shall mean the services to be provided by Greenwood Hall to the Concordia University in accordance with this Agreement, including but not limited to the Greenwood Hall Enrollment Management Services.

1.14         “Service Commencement Date” shall mean the first date that Greenwood Hall commences actual enrollment counseling and recruitment services for any of the Programs (i.e. processing leads and enrollment counselors making contacts with prospective students).

1.15         “Term” shallhave the meaning provided in Section 5 of this Agreement.

1.16         “New Enrollment Target” means the new enrollment goal by academic term as listed in the row that states “New Enrollment Target” of Exhibit “B” of this Agreement.

1.17         “Accreditation Policies” shall mean the policies as established by the Northwest Commission on Colleges and Universities governing contractual relationships with organizations not regionally accredited which are attached hereto as an Exhibit “F” of this Agreement.

2.	GREENWOOD HALLRESPONSIBILITIES

2.1           Marketing: Preparation and Approval of Marketing Materials. As part of marketing the Programs, Greenwood Hall shall prepare and distribute, at its sole cost, promotional literature, advertising copy, design ideas and other marketing materials (collectively, “Marketing Materials”) with the exemption of brochures and print collateral, which shall be supplied by Concordia University. All such Marketing Materials shall be provided to ConcordiaUniversity ’s Designee for review and approval within seven (7) business days prior to its anticipated use. If ConcordiaUniversity does not approve the Marketing Materials, ConcordiaUniversity shall provide to Greenwood Hall a written explanation describing the reason for such disapproval and an explanation for necessary corrections to receive Concordia University’s approval. Approval by Concordia University’s Designee shall not be unreasonably withheld or delayed, and if a response regarding approval is not received by Greenwood Hall within five (5) business days following submission of the Marketing Materials to Concordia University’s Designee, Greenwood Hall will forward the request to the Provost and the Chief OperatingOf ficer for urgent resolution.

2.1.1        Limited Rights in Marketing. The Marketing Materials shall incorporate certain trademarks, trade names and logos as set forth in Schedule 2.1.1 (collectively the “Marks”), where use of such Marks shall be subject to the approval rights of ConcordiaUniversity as set forth in Section 2.1.

2.1.2        Right to Use. Concordia University grants to Greenwood Hall a non-exclusive, non-transferable, limited license to use Concordia University’s Marks in any Marketing Materials in connection with Greenwood Hall’s marketing and promotion of each Program for the Term of the Agreement (“Marks License”). The Marketing Materials shall: (a) clearly identify Concordia University as the owner of the Marks; (b) conform to Concordia University’s then-current trademark and logo guidelines; and (c) include local notice or markings as required by law. Each of the Marks has been in use by Concordia University in the marketplace prior to the date of this Agreement and there is a level of quality associated with each Mark. Greenwood Hall agrees to use the Marks only in a manner which reflects positively (in the reasonable discretion of Concordia University) on the goodwill of the Marks. The Marks License granted herein is personal to Greenwood Hall and shall not include the right of Greenwood Hall to use the Marks, or any arguably confusingly similar term, as part of any Internet domain names. Any Internet domain names using the Marks, or any arguably confusingly similar term, shall remain the sole and exclusive property of Concordia University at all times. At the termination of this Agreement for any reason, Greenwood Hall agrees to take such steps as are necessary to transfer control of any and all such Internet domain names to Concordia University without further cost or consideration to Concordia University.

2.1.3        Ownership. Greenwood Hall acknowledges that its utilization of Concordia University’s Marks will not create in Greenwood Hall, nor will Greenwood Hall claim Greenwood Hall has, any right, title, or interest in or to Concordia University’s Marks other than the limited right of use expressly granted herein. Concordia University acknowledges that Greenwood Hall will utilize certain web pages, domains and databases owned and created by Greenwood Hall in connection with the marketing of the Programs (“Greenwood Hall CRM System Materials”) and the utilization of the Greenwood Hall CRM System Materials under this Agreement will not create in Concordia University, nor will Concordia University represent Concordia University has, any right, title or interest in or to Greenwood Hall CRM System Materials. Greenwood Hall agrees that any domain names that reference Concordia University will be assigned to Concordia University upon Termination of this Agreement.

2.1.4        Infringement by Third Parties. Greenwood Hall agrees to promptly notify Concordia University of any potential acts of infringement of Concordia University’s Marks by third parties as they come to Greenwood Hall’s attention, but will take no other action unless and until requested to do so by Concordia University. Any action requested by Concordia University to be taken by Greenwood Hall shall be at ConcordiaUniversity ’s expense.

2.1.5        Effect of Termination on Marks License. The Marks License granted in Section 2.1.2 shall terminate immediately upon termination or expiration of this Agreement whereupon Greenwood Hall shall immediately take measures to cease any and all use of Concordia University’s Marks by Greenwood Hall and destroy, or return to Concordia University at Concordia University’s request, the Marketing Materials. Use of Concordia University’s Marks shall not continue more than five (5) days after the termination or expiration of this Agreement without the express written permission of ConcordiaUniversity .

2.2           License to Concordia University Materials. Concordia University grants to Greenwood Hall a non-exclusive, non-transferable, limited license to (a) reproduce the Concordia University Materials in digital form of display on the website created by Greenwood Hall and (b) reproduce, transmit, communicate, display or distribute the Concordia University Materials in accordance with this Agreement. Greenwood Hall shall give Concordia University credit in connection with the exploitation of the Concordia University Materials by identifying Concordia University in a prominent manner in conjunction with the Concordia University Materials as displayed on the Greenwood Hall created website, where such identification shall be subject to Concordia University’s review and approval. Any Concordia University materials shall also conform to all Accreditation Policies as they pertain to advertising and marketing of Concordia University Programs.

2.3           Implementation. Greenwood Hall shall commence implementation services for Concordia University within ten (10) days of the execution of this Agreement with a full commencement of services expected within thirty to forty-five (30-45) days of the execution of this Agreement.

2.4           On-Ground Inquiries. If and when Greenwood Hall through its lead generation services knowingly comes into possession of personal information of students seeking to attend Concordia University in an exclusively “on-ground” capacity, such information will be provided to Concordia University in a reasonable expeditious manner, and Greenwood Hall acknowledges that Concordia University may use this on-ground prospective student information outside the performance of this Agreement.

2.5           On-Ground. For the avoidance of doubt, nothing in this Agreement is intended to in any way limit or otherwise impact Concordia University’s offering and operation of on-ground educational programs, nor is anything in this Agreement intended to grant to Greenwood Hall any rights with respect to any exclusively on-ground educational programs of Concordia University.

2.6           Serious Inquires. Greenwood Hall will grant Concordia University access and ownership rights to lead data associated with prospective students who have submitted all of the following: name, full contact information (including at least an email address, a phone number, and mailing address), and a specific academic program of interest (“Serious Inquiries”). Use of serious inquiries are exclusive to recruitment for Concordia University programs. Greenwood Hall will not sell or trade serious inquiry data to any third party, vendor, or academic institution.

3.	ConcordiaUniversity Responsibilities

3.1           Curriculum Development. Concordia University shall exercise total jurisdiction over, and be fully responsible for, the content and quality of the curriculum that will be used for the Programs (collectively, “ConcordiaUniversity Materials “).

3.2           Enrollment Targets. Concordia University will determine its enrollment targets for all programs in its sole discretion. For avoidance of doubt, Concordia University’s actual enrollment is unrelated the compensation to Greenwood Hall or its employees under this Agreement.

3.3           Program Availability/Inventory. Concordia University shall have available graduate and undergraduate programs as listed in Exhibit E, for all starts, which fall under the term of this Agreement. In the event, all programs are not available for a specific start, Greenwood Hallwill not be held accountable for performance benchmarks defined in 8.5.1.

3.4           Admission Requirements. Concordia University in its sole discretion shall determine the admissibility of students to the Programs and transferability of any previously earned credit in compliance with the admission standards and practices of Concordia University. The admission requirements shall be consistent with the admissions standards that ConcordiaUniversity competes with for similar online students.

3.5           Promotional Literature and Advertising Review. Concordia University shall review all Marketing Materials submitted by Greenwood Hall in accordance with Section 2.1.

3.6           Academic Records. Concordia University shall maintain academic records and information concerning all students enrolled in the Programs for the period of time required by applicable law. Course credits earned by students enrolled in the Programs shall be posted to Concordia University’s transcript records in accordance with the then-current practices of Concordia University. All such records shall be treated as Confidential Information hereunder to maintain the confidentiality of all student information and shall not be disclosed to any third parties, except as Greenwood Hallor ConcordiaUniversity is required to disclose such information by applicable law. In the event one of the Parties to this Agreement is requested to disclose such information, that Party shall notify the other Party of such request. Greenwood Hall acknowledges and agrees that it shall comply with all State and Federal laws, rules or regulations pertaining to confidentiality of student records, including, without limitation, the Family Education Rights and Privacy Act (FERPA) and any amendments thereto.

3.7           Student Services. Concordia University shall permit students enrolled in the Programs to utilize all of Concordia University’s student services. Concordia University’s intent is to provide excellent and quality student experience for all its students. All student services shall be provided at Concordia University’s sole expense.

3.8           Use of Technology Equipment/Software. Concordia University will coordinate access to Greenwood Hall to Concordia University’s existing equipment, equipment services and programs so that Greenwood Hall may perform its obligations under this Agreement. Greenwood Hall agrees to abide by Concordia University policies and procedures regarding information security and network access and to execute an agreement in the form of Exhibit D . All equipment or software provided by Concordia University to Greenwood Hall will remain the property of Concordia University and will be returned to Concordia University upon the termination of this agreement.

3.9           Access to Personnel. Greenwood Hall shall have reasonable access to Concordia University’s administrators, academic, professional, and operating personnel necessary for performance under this Agreement. Greenwood Hall’s obligation to conform to any schedule set forth in this Agreement or its Exhibits and Schedules, if any, or by later agreement, is subject to Greenwood Hall receiving the timely and continuing cooperation of ConcordiaUniversity , its employees and agents.

3.10         Use of Third Party Software/Hardware. Concordia University shall determine the appropriate level of access or provide reasonable alternatives to direct access where appropriate so that Greenwood Hall has access to and to use Concordia University’s licensed software and hardware which are part of Concordia University networks necessary for Greenwood Hall to perform its Services. Concordia University shall obtain all permissions required from third party vendors, including sublicenses if any arerequired.

3.11         Online Course Development. Concordia University shall be responsible for developing and providing the Concordia University Materials for the Programs and supporting Instructors in the design and development of the Concordia University Materials. Online courses shall be developed with the quality, features, and functionality that makes them reasonably competitive and comparable with Concordia University’s peer institutions. Greenwood Hall will provide reasonable consultations as needed by Concordia University regarding online course development approaches, new technologies, and methods. At an additional expense and at Concordia University’s sole discretion, Greenwood Hall can also provide Concordia University with instructional design and technical personnel to assist in the development of courses and/or on-going consulting services.

3.12         System Outage Notification-. Both Parties will provide current contact information and an appropriate escalation path for key technology support personnel. Each Party will notify the other Party a minimum of 24 hours in advance of scheduled maintenance or required repairs to any system used by or for online students. Notification from Concordia University includes but is not limited to Twitter @cuptech and/or the same notifications provided to general staff of Concordia University. If an unplanned system outage occurs, the affected Party will immediately notify the other Party’s designated technical contact via telephone. This notice will include the reason for the system outage and estimated time for restoration of services if the affected Party knows this information when it gives this notice.

3.13         Program Launch. Concordia University and Greenwood Hall will assign adequate resources to develop and offer the Programs according to the Program launch dates in Exhibit “A.”

3.14         Program Marketing. Greenwood Hall shall provide comprehensive lead generation services and support to market the Programs. Concordia University also agrees to market and promote the Programs through usual and customary channels. Such customary channels shall include, but not be limited to, adding a description of the programs in Concordia University’s curriculum descriptions, websites, student literature, admissions collateral and similar materials prepared by and published by Concordia University in whatever format.

3.15         Public Relations. ConcordiaUniversity agrees that it shall support public relations activities of Greenwood Hallwith respect to promoting ConcordiaUniversity ’s online activities, which support shall include, but not be limited to, providing comments of faculty or other staff.

3.16         Academic Advising. ConcordiaUniversity shall be solely responsiblefor academic advising services and academic remediationas it relates to ensuring continuing student enrollments and successful student outcomes. At Concordia University’s discretion and for an additional fee, Greenwood Hallcan provide proactive retention and student support services.

4.	JOINT RESPONSIBILITIES/FEES

4.1           Liaison between Parties. Concordia University shall appoint a Concordia University Designee pursuant to Section 1.1, and Greenwood Hall shall appoint a Greenwood Hall Designee, pursuant to Section 1.6, to oversee performance under this Agreement. Greenwood Hall’s Designee shall be reasonably available for consultation with the Concordia University Designee regarding work to be performed under this Agreement. The Concordia University Designee shall be the only person authorized by Concordia University to address Greenwood Hall’s performance and the nature and scope of Services to be accomplished pursuant to this Agreement. The Greenwood HallDesignee shall be the only person authorized by Greenwood Hall to commit to perform work for Concordia University pursuant to this Agreement. The liaisons shall be responsible for attempting to resolve any disputes between the Parties pursuant to Section 8.1 before submission of the dispute to mediation as provided in Section 8.2.

4.2           Regulatory Compliance. Greenwood Hall shall operate the Programs and perform its obligations under this Agreement in compliance with all applicable standards, regulations, rules, ordinances, statutes and federal and state laws that may from time to time be imposed by any regulatory agencies having jurisdiction over Greenwood Hall, Concordia University, or the Programs. Concordia University shall perform its obligations under this Agreement in compliance with all applicable standards which may from time to time be imposed by the Regional Accrediting Association which accredits Concordia University or any regulatory agencies having jurisdiction over Concordia University. Concordia University and Greenwood Hall acknowledge and agree that regulations may be imposed by a recognized Regional Accrediting Association, the United States Department of Education, or regulatory agencies having jurisdiction over Concordia University or the Programs that could affect the ability of both Parties to recruit and retain students. Concordia Universityand Greenwood Hall shall each notify the other Party as soon as any such regulations have become known and shall adjust the recruitment requirements set forth in this Agreement to a mutually agreed level. Any provision of this Agreement that does not comply with all such applicable standards shall be deemed modified to the extent necessary to comply with all applicable standards imposed by the Regional Accrediting Association or the United States Department of Education and all other regulatory agencies having jurisdiction over ConcordiaUniversity , Greenwood Hallor the Programs, provided that the benefit of the bargain set forth herein shall be maintained. In the event any regulatory body deems this Agreement or the Services provided under this Agreement to be in violation of any state, federal, or administrative entitlement, then the Parties shall have the right to either reform the Agreement in order to be in compliance while maintaining the benefits of the bargain set forth herein, or, if unable to reform this Agreement while maintaining the benefit of the bargain set forth herein, then to terminate this Agreement. Greenwood Hall also acknowledges and agrees that there may be occasions where Concordia University initiates actions, policies, or procedures that may have a negative effect on the ability of ConcordiaUniversity to recruit, enroll, and retain students in the Programs. Concordia Universityand Greenwood Hall shall discuss any such actions, policies or procedures at least ninety (90) days before they are implemented.

4.3           Compliance with Family Educational Rights and Privacy Act (“FERPA”)

4.3.1       To the extent Greenwood Hall has access under and during the term of this Agreement to “Education Records,” including “Personally Identifiable Information”, it is deemed a “Concordia University Official” as each of these terms are defined under FERPA at 34 CFR § 99.3, and shall be under the direct control of Concordia University with regard to the use and maintenance of Education Records.

4.3.2        Education Records shall be the sole property of and maintained by Concordia University. Concordia University acknowledges that, in order to carry out the legitimate educational purposes of this Agreement, Greenwood Hall will have access to necessary Education Records in accordance with 34 C.F.R. 99.31(a)(1)(i)(B).

4.3.3       Greenwood Hall will use its best efforts to and shall maintain the security and confidentiality of Education Records and Personally Identifiable Information, in accordance with the FERPA requirements as generally set forth at 34 CFR Part 99, and shall otherwise ensure its compliance with FERPA and applicable regulations.

4.3.4       Greenwood Hall shall use Education Records and Personally Identifiable Information solely for the purpose for which the FERPA-protected information is disclosed, to perform the array of services and/or functions outlined in this Agreement. Greenwood Hall shall not share or sell FERPA-protected information or use or reuse any Education Record or Personally Identifiable Information for any unauthorized purpose.

4.3.5       Greenwood Hall shall not re-disclose Education Records or Personally Identifiable Information to any third parties, except: (a) as required by law, (b) as specifically directed by Concordia University, or (c) to those subcontractors of Greenwood Hall who have previously agreed in writing to maintain the security and confidentiality of Education Records and Personally Identifiable Information to the same extent required of Greenwood Hall under this Agreement to the extent necessary and for the sole purpose of Greenwood Hall’s provision of services under this Agreement.

4.3.6        Greenwood Hall agrees to immediately notify Concordia University in the event of any data breach or unauthorized disclosure of any Education Record or Personally Identifiable Information, whether occurring while said Education Record or Personally Identifiable Information was in the possession of Greenwood Hall or a subcontractor permitted to have same in accordance with Section 7.2.5 above, as outlined in Exhibit I, and will fully comply and promptly follow Concordia University’s reasonable instructions in response to such event and will require any permitted subcontractor to do likewise.

4.4           Commercially Reasonable Efforts. Concordia University and Greenwood Hall shall use commercially reasonable efforts to make the Programs a success and shall provide reasonable services necessary or desired to accomplish that goal, including creating and maintaining appropriate administrative structures, staff and budgetary support. 4.5 Student Tuition and Fees. Concordia University will make all decisions about tuition and fees for all online curriculum programs charged to students in its sole discretion. Concordia University may request research data fromGreenwood Hall as necessary.

4.5           Student Tuition and Fees. Concordia University will make all decisions about tuition and fees for all online curriculum programs charged to students in its sole discretion. Concordia University may request research data from Greenwood Hall as neccessary.

4.6           Financial Aid. Concordia University agrees to carry out, or cause to be carried out, the reasonably expeditious processing and awarding of all aspects of the financial aid process in compliance with Federal regulations. Concordia University will fully monitor and manage all aspects of student’s financial aid processes, including aid eligibility, award acceptance, and other financial aid functions to include federal loan requirements and processes where applicable. Concordia University will retain complete control of all aspects of awarding financial aid, including setting of budgets and disbursement schedules, and Greenwood Hall will have no role therein.

4.7           Fees. As compensation for their respective responsibilities outlined herein, Concordia University shall pay to Greenwood Hall fees for all services detailed in Exhibit “A.” In accordance with federal regulations and higher education best practices, in no way shall Greenwood Hall’s fees or compensation be set and/or impacted by the enrollments Greenwood Hall generates for Concordia University on an initial or ongoing basis.

4.7.1        On or around the first day of each calendar month, Greenwood Hall shall deliver an invoice to Concordia University including all monthly fees and estimated transactional charges for the upcoming month. This invoice shall also include any unbilled transactional fees for the previous month and/or credits for any unused services. Payments to Greenwood Hall shall be made no later than thirty (30) days after submission of the invoice by Greenwood Hall to Concordia University. Upon execution of this Agreement, Concordia University shall remit to Greenwood Hall payment for all set-up/development, training fees, and the first two (2) months of estimated monthly feesfor Enrollment Services, as detailed in Exhibit “A”.

4.8           Exclusivity / Right of First Refusal. Except as otherwise agreed to in writing between the parties, during the Term Of this Agreement, ConcordiaUniversity agrees that Greenwood Hallshall be the sole third party provider of the Services for each of the on-line programs set out on Exhibit A. Concordia University and Greenwood Hall shall make best efforts to coordinate so that internal interactive (i.e. Internet) marketing or recruitment functions do not directly overlap or conflict with Greenwood Hall’s efforts. Neither party will enter into any agreement or arrangement with a third party pursuant to which such party would provide similar Services for courses which are offered to students which are the same or substantially similar to a Program. From time to time as market conditions change it may be necessary or desirable to change or add to the Programs, which shall be done by mutual agreement between the Parties. If ConcordiaUniversity desires to offer additional programs developed and offered in a manner similar to that employed in this Agreement, then ConcordiaUniversity agrees to provide Greenwood Hallwritten notification and permit Greenwood Hallninety (90) business days to accept or decline to provide such additional programs before seeking the services of a third party to offer such additional programs. The Parties acknowledge that Concordia University currently utilizes other third-party providersfor the marketing and recruitment of Concordia University education programs(“Excluded Programs”) that are not part of thePrograms set out on Exhibit “A”of this Agreement. The Excluded Programs are listed in Exhibit “A” of this Agreement This Agreement and Section 4.6 shall not apply to Excluded Programs.

4.9           Cooperation. Both parties desire that Greenwood Hallemployees can be as immersed as possible in Concordia University and its culture. To this extent, the parties will encourage a portion of initial and ongoing training to take place at Concordia University facilities where appropriate and practical, regular collaborative standing conference calls to discuss progress (weekly or biweekly as the parties deem appropriate), regular visits to Greenwood Hall facilities by Concordia University officials, and other initiatives that support collaboration and cooperation between the parties.

4.9.1       Marketing Cooperation & Coordination. Both parties shall cooperate as it relates to the coordination of marketing of the Programs as well as working together to leverage marketing, advertising, and branding efforts of Concordia University.

4.9.2       Student Inquiry Cooperation. Both parties will at times generate prospective student inquiries for the Programs, Excluded Programs, and other academic programs offered by Concordia University. In the event that Concordia University receives an inquiry from a prospective student for the Programs, Concordia University shall provide that inquiry to Greenwood Hall with time of the essence so Greenwood Hall may follow-up on the inquiry. Concordia University shall also direct any third party that generates student inquiries for the Programs to Greenwood Hall with time of the essence. Conversely, Greenwood Hall shall direct prospective student inquiries received for the Excluded Programs or academic offerings other than the Programs to Concordia University or its third party designee with time of the essence. Any processes associated with the aforementioned flow of student inquiries will be designed and managed to ensure seamless student service.

4.10         Degree Programs. Greenwood Hall and Concordia University will review program success on a consistent basis. Both parties mutually agree to have the option of adding/dropping a program(s) without penalty as mutually agreed upon. Development time and an overall ramp up period for recruitment will be mutually agreed upon in the event of an addition of a program(s) or reduction of a program(s).

4.11         Academic Calendar. Greenwood Hall and Concordia University may revise the academic calendar as mutually agreed upon and on a mutually agreed upon time table so as not to impact current marketing and enrollment management functions and performance.

4.12         Not a Third Party Servicer. It is understood and agreed that this Agreement does not intend or purport to render Greenwood Hall a “Third Party Servicer” as that term is defined at 34 CFR §§ 668.2(b) and 668.25 as of the Effective Date and subsequent thereto, that Greenwood Hall will not be reported or characterized as such, and that Greenwood Hall shall not undertake any work pursuant to this Agreement inconsistent with this provision.

5.	TERM

5.0           Term. The initial term of the Agreement shall commence on the Effective Date and shall remain in effect, unless terminated in accordance with Section 8, until August 31, 2019 (the “Initial Term”). At the end of the Initial Term, the Agreement shall automatically renew for successive periods of one (1) year (or such longer period as the Parties may mutually agree) (each a “Renewal Term”) unless a Party provides written notice of non-renewal to the other Party at least four (4) months fifteen (15) days prior to the expiration of the then-current Term.

6.	REPRESENTATIONS AND WARRANTIES

6.1           Greenwood HallWarranties

6.1.1       Greenwood Hallwarrants to ConcordiaUniversity that (i) the professional staff it assigns to perform Greenwood Hall Enrollment Management Services and perform the Greenwood Hall responsibilities under this Agreement shall be competent to perform the Services rendered by them and (ii) the Greenwood Hall Enrollment Management Services and Greenwood Hall responsibilities shall be performed in a good and workmanlike manner.

6.1.2        Greenwood Hall warrants that its compensation of its employees or other persons who perform any student recruitment or admission activities for Greenwood Hall under this Agreement is and will continue to be in compliance with Section 487(a)(20) of the Higher Education Act of 1965, as amended (20 U.S.C. § 1094(a)(20)), or any successor provisions, and the regulations promulgated thereunder by the U.S. Department of Education at 34 C.F.R. § 668.14(b)(22), or any successor provision. No employee or other persons who perform any student recruitment or admission activities for Greenwood Hall will receive incentive compensation based on enrollment of Concordia University students.

6.2           Student Information and Data. Greenwood Hall acknowledges that, although it may come into possession of names and personal information of students from the time potential students inquire about a course through the time a student is admitted by Concordia University, such information is not owned by Greenwood Hall and such information shall not be utilized for purposes other than in the performance of this Agreement and shall be utilized only in a manner compliant with the Family Educational Rights and Privacy Act (“FERPA”). Concordia University grants access to Greenwood Hall to student information and data for the purpose of Greenwood Hall providing analyses for Concordia University related to this Agreement.

6.2.1        If and when Greenwood Hall through its lead generation services knowingly comes into possession of personal information of students seeking to attend Concordia University in an exclusively “on-ground” capacity, such information will be provided to Concordia University reasonably expeditious manner, and Greenwood Hall acknowledges that Concordia University may use this on-ground prospective student information outside the performance of this Agreement.

6.3           ConcordiaUniversity ’s Warranties

6.3.1       Concordia University warrants that it has the requisite rights and authority necessary to enter into and carry out the terms and conditions of this Agreement and that the performance of the terms of this Agreement and of Concordia University’s obligations under this Agreement shall not violate any separate agreement, law or regulation by which ConcordiaUniversity is bound.

6.3.2       Concordia University warrants that it is, and will continue to be during the Term of this Agreement: (i) authorized to operate and grant degrees by the relevant higher education agencies within the state(s) in which it maintains its principal office and from which it delivers its educational programs; (ii) accredited by an accrediting agency recognized by the U.S. Department of Education; (iii) is certifiedby the U.S. Department of Education to participate in the federal student financial assistance programs under Title IV of the Higher Education Act of 1965, as amended.

6.3.3       Concordia University will make best efforts to ensure that its programs, faculty, teaching, technology, facilities, processes, and student services are and will remain competitive with leading online education providers.

7.	INDEMNITY AND LIMITATION OF LIABILITY

7.1           Indemnification-Greenwood Hall. Greenwood Hall shall defend, indemnify and hold Concordia University, its officers, employees and agents harmless from and against any and all liability, loss, expense (including reasonable attorneys’ fees), cyber breach, or claims for injury or damages arising out of the performance of this Agreement but only in proportion to and to the extent such liability, loss, expense, attorneys’ fees or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of Greenwood Hall, its officers, employees or agents.

7.2           Indemnification-Concordia University. Concordia University shall defend, indemnify and hold Greenwood Hall, its officers, employees and agents harmless from and against any and all liability, loss, expense (including reasonable attorneys’ fees), or claims for injury or damages arising out of the performance of this Agreement but only in proportion to and to the extent such liability, loss, expense, attorneys’ fees or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of ConcordiaUniversity , its officers, employees or agents.

7.3           LIMITATIONS

7.3.1        Limitation for Damage to Concordia University Materials. In the event of loss, damage, destruction or inoperability of any Concordia University Materials on Greenwood Hall servers due exclusively to the negligence of Greenwood Hall, Greenwood Hall’s liability resulting therefrom shall include the replacement, repair, reconstruction, redevelopment, or regeneration, at Greenwood Hall’s option, of the lost, damaged, destroyed or inoperable Concordia University Material from the backup Concordia University Materials maintained by Greenwood Hall.

LIMITATION OF LIABILITY. EXCEPT IN CASES OF WILFUL, UNLAWFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE, WHETHER CONTRACTUALLY OR IN TORT, FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR A PARTY’S PERFORMANCE OR FAILURE TO PERFORM HEREUNDER, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR REVENUES, LOSS OF GOODWILL, AND LOST DATA. GREENWOOD HALLSHALL NOT BE RESPONSIBLE FOR CONCORDIA UNIVERSITY’SUNLAWFUL MISCONDUCT, SCHEDULE DELAYS, INACCURACIES OR OTHER CONSEQUENCES RESULTING FROM INCORRECT CONCORDIA UNIVERSITY’S MATERIALS AS PROVIDED BY CONCORDIA UNIVERSITY, LATENESS IN DELIVERY OF CONCORDIA UNIVERSITY’SMATERIALS OR THE FAILURE OF EQUIPMENT OR PERSONNEL UNDER CONCORDIA UNIVERSITY’S CONTROL TO PERFORM IN ACCORDANCE WITH THIS AGREEMENT.

8.	COMPLIANCE WITH LAWS

8.1           It is the intention of the Parties that this Agreement fall under guidelines set forth in the letter titled “Implementation of Program Integrity Regulations” from the U.S. Department of Education issued on March 17, 2011, a copy of which is set forth at Exhibit “G”, attached hereto and by this reference specifically incorporated herein.

8.2           Concordia University is solely responsible for obtaining and maintaining all necessary state authorizations and approvals to offer the Online Curriculum and for maintaining its accreditation.

8.3           The Parties shall, at all times, comply with all state and federal laws, rules and regulations that apply to their performance of the terms and conditions of this Agreement. The laws include, but are not limited to: (i) the Higher Education Act of 1965 as amended (20 U.S.C 1070 et seq), and regulations promulgated by the U.S. Department of Education pertaining to, among other things, institutions’ participation in Title IV federal student assistance programs, including the regulations published at 34 CFR Part 668 (the “Program Integrity Rules”); and (ii)Family Educational Rights Privacy Act, as amended (20 U.S.C. 1232g.), and implementing regulations promulgated by the U.S. Department of Education pertaining to the disclosure of student education records and personally identifiable information contained in student education records.

9.	DISPUTE RESOLUTION / TERMINATION

9.1           Dispute Resolution and Escalation Procedures. Except for disputes involving an alleged or actual breach of Section 9, Confidentiality, all disputes between the Parties under this Agreement shall be resolved in accordance with the following procedures. Prior to commencement of non-binding mediation, as provided for in Section 8.2, the Parties shall first seek to resolve any dispute by a meeting between the Greenwood Hall Designee and the Concordia University Designee, but only after the requisite opportunity to cure has passed, in the event of an alleged Event of Default. Such meeting shall take place within five (7) days after either the Greenwood Hall Designee or the Concordia University Designee receives notice from the other Party that a meeting is requested. A meeting may be held via telephone or video conference. Such notification shall be made in writing, stating the subject of the requested meeting with as much specificity as is reasonably possible, suggesting a meeting time and place, and delivered in accordance with Section 10.2 of this Agreement.

9.2           Non-Binding Mediation. In the event the Parties cannot satisfactorily resolve a dispute between them in accordance with the procedure set out in Section 8.1, the Parties may submit the dispute to non-binding mediation. Either Party may request mediation by sending a written notice to the other Party requesting mediation, and the mediation shall be held in a mutually agreeable place at a mutually agreeable time, within thirty (30) days of the date of the request for mediation. The Parties shall select a mediator acceptable to both of them, and if they cannot agree on a mediator, then each shall select its own mediator, and the two mediators shall serve in tandem to mediate the dispute.

9.3           Binding Arbitration. Any dispute arising under this Agreement which cannot be resolved through the meeting or mediation process set forth in Section 8.2 shall be resolved by submission to binding arbitration before a single arbitrator. The Party submitting the matter to arbitration shall notify the American Arbitration Association and the other Party in writing of its desire for arbitration, stating the gravamen of its complaint against the other Party and requesting that the American Arbitration Association commence the arbitration process in Los Angeles County, California. All arbitration occurring hereunder shall be conducted in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered and enforced in any court of competent jurisdiction. All arbitration conducted hereunder shall abide by the following:

9.3.1       The Parties willselect a single arbitrator in acco rdance with the then current Commercial Rules of the American Arbitration Association;

9.3.2       The arbitrator shall be required to make written findings of fact as part of the award;

9.3.3       Any award shall include a judgment against the non-prevailing Party for reasonable attorney’s fees incurred by the prevailing Party together with all arbitrators’ fees and costs. The arbitrator may award anyrelief allowed under California law, including equitable relief.

9.3.4       The arbitrator shall not be authorized to make any award for damages restricted by the terms of Section 7.3.

9.3.5       In the event a dispute is submitted to arbitration, but this Agreement has not been terminated, then each Party shall continue to perform to the extent commercially reasonable.

9.4           Default. This Agreement may be terminated, in accordance with Section 8.5.1, by a Party (the “Terminating Party”) prior to the expiration of the Term upon the occurrence of an “Event of Default”. The following shall constitute Events of Default hereunder:

9.4.1       Failure by a Party to timely perform any material obligation under this Agreement, including, but not limited to the timely payment of fees due hereunder;

9.4.2       A Party (a) files a petition in bankruptcy or for the approval of a plan of reorganization under bankruptcy laws or similar laws, or any involuntary petition in bankruptcy or plan of reorganization is filed against Greenwood Hall or Concordia University and is not dismissed within sixty (60) days; (b) is unable to pay its debts as they become due; (c) makes an assignment for the benefit of creditors; (d) files a petition or applies for the appointment of a custodian, receiver or any trustee for all or a substantial part of its assets; (e) consents, approves of, or acquiesces in the appointment of a receiver, custodian or trustee for all or a substantial part of its assets; (f) is adjudicated a bankrupt; (g) becomes insolvent; or (h) ceases doing business as a going concern (all such events being defined as a “Bankruptcy Event”).

9.5           Termination for Cause.

9.5.1       Termination for Breach. Upon the occurrence of an Event of Default, the Terminating Party may give written notice of termination to the other Party (the “Terminated Party”) identifying in reasonable detail the nature of the Event of Default and specifying the intended date of termination. The Terminated Party shall have sixty (60) days from receipt of such written notice to cure in all material respects the Event of Default, unless the Event of Default consists of failure to pay outstanding sums, in which case the cure period shall be fifteen (15) days. Notwithstanding the foregoing, if the Terminated Party exercises commercially reasonable efforts to timely commence cure following receipt of written notice of any non-monetary default, the Terminating Party shall extend the time to cure for a period of time which is reasonable under the circumstances, not to exceed ninety (90) days. If the Terminated Party does not timely cure the Event of Default, then this Agreement shall be terminated upon the expiration of the appropriate cure period. If the Event of Default is a Bankruptcy Event, no notice of termination shall be required and this Agreement shall be terminated as of the date of the Bankruptcy Event. If either Party timely and reasonably commences to cure an Event of Default and the Parties have a dispute with respect to the cure, then the dispute resolution provisions set out in this Article 8 shall be invoked before the Terminating Party may terminate this Agreement.

9.5.2       Termination For Failure To Meet New Enrollment Targets. After a ramp-up period that extends through August 31, 2017, in the event that Greenwood Hall fails to meet at least 85% of the new enrollment targets (“New Enrollment Targets”) as detailed in Exhibit “B” of this Agreement for the cumulative academic terms between September 1, 2016 and August 31, 2017, Client shall have the right to terminate this Agreement with no penalty, provided Client provides Greenwood Hall with at least ninety (90) days notice of its intent to terminate the Agreement. Such notice must be provided between August 31, 2017 and September 10, 2017. Client shall only have the right to provide Greenwood Hall with a written notice to cure and/or terminate this Agreement as it relates to Greenwood Hall’s failure to meet new enrollment targets if Client is in full compliance with all sections and requirements contained in Section 3 of this Agreement including but not limited to Section 3.14.

9.5.3       Termination for Violation of Federal laws. If either Party has been found by a court of competent jurisdiction to have committed a material violation of the Higher Education Act, False Claims Act, or any other federal law, and such violation is reasonably likely to have a material adverse impact on the ability of the Party found to have committed such violation to perform its duties under this Agreement, either Party shall have the right to terminate this Agreement.

9.6           Duties upon Termination

9.6.1       Except as otherwise mutually agreed upon by the Parties pursuant to Section 8.6.1, Concordia University and Greenwood Hallshall immediately cease any activity that suggests to a third party that there exists a continuing relationship between the Parties as provided for in this Agreement.

9.6.2       Promotional literature, advertising copy, and all creative materials developed by Greenwood Hall shall remain the sole property of Greenwood Hall unless it has the Concordia University name or brand on it. All promotional literature, advertising copy, and all creative materials with the Concordia University name, logo, and brand shall remain the sole property of Concordia University. All software and information systems developed by Greenwood Hall and all computer hardware purchased by Greenwood Hall shall remain the sole property of Greenwood Hall. All equipment purchased by Concordia University will remain the sole property of Concordia University and will be returned to Concordia University upon the termination of this agreement.

9.7           Payments. On termination, Concordia University shall pay Greenwood Hall in full for all Greenwood HallServices rendered up to and including the termination date, any accrued interest on past due amounts, and any other sums due hereunder, all of which shall be paid in accordance with the normal payment schedule set forth in Section 4.5.1.

10.	CONFIDENTIALITY

10.1         Definition. Certain Confidential Information, as defined in Section 1.3 hereof, of or about each Party may be furnished or disclosed to, or created or used by, the other Party in connection with the Parties’ performance of their respective obligations under this Agreement.

10.2         Obligations. Each Party shall use the same care to prevent the disclosure of the other Party’s Confidential Information to third-parties as it uses to avoid disclosure of its own Confidential Information of a similar nature, but in no event less than a reasonable standard of care. In addition, each Party shall take such further actions to protect the other Party’s Confidential Information as that other Party may reasonably request. Notwithstanding the foregoing, each Party may disclose Confidential Information of the other Party to those of its officers, directors, employees, or agents who have a need to know such information to perform their obligations hereunder, provided that the obligations of confidentiality set forth herein are made known to and imposed upon each such person to whom such Confidential Information of the other Party is disclosed and provided further that the Party disclosing the Confidential Information shall be responsible for any breaches of this Section by its officers, directors, employees, or agents. Neither Party shall: (i) make any use of the Confidential Information of the other Party other than as strictly necessary to perform its obligations hereunder; or (ii) acquire any right in or assert any lien against the other Party’s Confidential Information. Each Party shall notify the other Party immediately upon learning of any disclosure, loss, or use of such other Party’s Confidential Information in violation of this Agreement.

10.3         Exclusions. Notwithstanding anything to the contrary herein, Confidential Information shall not include any information that a Party can demonstrate: (i) was in the public domain at the time of disclosure to such Party; (ii) was published or otherwise became part of the public domain after disclosure to such Party through no fault of such Party; (iii) was previously disclosed to such Party without a breach of duty owed to the other Party by a third-party who had a lawful right to such information; or (iv) was independently developed by such Party without reference to or access to the Confidential Information of the other Party. Further, either Party may disclose the other Party’s Confidential Information to the extent required by lawor order of a court or governmental agency, provided that a Party that becomes subject to any requirement or order must give the other Party prompt notice as soon as reasonably practicable, in order to allow such other Party to obtain a protective order or otherwise protect the confidentiality of such Confidential Information.

10.4         Return. Upon termination or expiration of the Agreement, or upon request of the other Party at any prior time, each Party shall promptly return or destroy, at the other Party’s option, the other Party’s Confidential Information and all copies thereof (whether in physical or electronic media), unless expressly authorized by such other Party, or otherwise required by law or governmental regulations, to retain or use such Confidential Information or such Party otherwise has ongoing or continuing rights hereunder to such Confidential Information or, with respect to any request for return prior to termination hereof, such Party reasonably requires such Confidential Information to fulfill its obligations hereunder.

10.5       Duration. The obligations of confidentiality set forth herein shall take effect as of the Effective Date and continue in full force and effect throughout the Term and for a period of five (5) years thereafter, and, in the case of Confidential Information that constitutes a trade secret under applicable law, such obligations of confidentiality shall continue for so long as such trade secret status is maintained in accordance with applicable law.

10.6         Remedies. Each Party acknowledges and agrees that the other Party may suffer immediate and irreparable injury that cannot be adequately compensated for in damages in the event the other Party breaches any duties or obligations of Section 9. Each Party acknowledges that such duties and obligations are reasonably necessary to protect the interests of the Parties and that, in addition to all other remedies provided at law or in equity, each Party shall be entitled to seek any available equitable relief to prevent any actual or threatened breach of any such duties or obligations from any court of competent jurisdiction, without bond or other security. A Party against whom any such equitable relief is sought shall in no way contest the right of the other Party to seek such relief.

11.	MISCELLANEOUS

11.1         Insurance. Prior to the commencement of services, each Party shall purchase and maintain reasonable levels of insurance throughout the term of this Agreement. This shall include, but not necessarily be limited to (1) broad form commercial general liability insurance, (2) personal/commercial automobile liability insurance (including, as appropriate, owned, hired, and borrowed auto coverages), (3) professional liability/errors and omissions, (4) False Claims Act insurance, if not specifically covered under another liability policy maintained by Greenwood Hall, and (5) cyber liability insurance. Specifically, Greenwood Hall shall maintain aggregate commercial/general liability insurance in the amount of no less than $ 5,000,000 and professional liability coverage of no less than $ 2,000,000 during the term of this Agreement. Greenwood Hall shall name Concordia University as an additional insured in its cyber policy for the purposes of this Agreement

11.2         Force Majeure. If a Party is prevented from performing any task hereunder, in whole or in part, as a result of an Act of God, war, civil disturbance, labor disputes outside that Party’s control, or other causes beyond its reasonable control, such failure to perform shall not be grounds for termination of this Agreement; provided, however, that such force majeure condition shall not excuse a non-performing Party’s obligation to perform those tasks (such as tasks relating to disaster recovery) that are not prevented by the force majeure condition or to the extent such events are within the reasonable control of such non-performing Party.

11.3         Notice. Any notice required or permitted to be given to either Party under this Agreement shall be in writing, delivered personally or by electronic or facsimile transmission provided a confirmation copy is sent by certified or registered mail, or overnight delivery by an established national delivery service, at the Parties’ respective addresses set forth below, as each Party may update its address from time to time in a notice delivered in accordance herewith. All notices shall be deemed effective upon personal delivery or when received if sent by certified or registered mail or by overnight delivery.

Notice to Concordia University:	Mark Wahlers, Ph.D.
Provost
Concordia University
2811 NE Holman Street
Portland, Oregon 97211

Notice to Greenwood Hall:
John Hall, Ed.D.
Chief Executive Officer
Greenwood Hall
12424 Wilshire Blvd
Suite 1030
Los Angeles, CA 90025

11.4         Entire Agreement. This Agreement, its Exhibits and Schedules, and any written amendments executed by both Parties, embodies the entire agreement and understanding between the Parties and supersedes all prior understandings and agreements, whether written or oral, between the Parties relating to the subject matter hereof.

11.5         Amendment. This Agreement may not be amended or modified except in writing signed by an authorized signatory of each Party.

11.6         No Waiver. Any waiver by Greenwood Hall or Concordia University of any provisions of the Agreement shall not imply a subsequent waiver of that or any other provision. And further, any waiver must be in writing, signed by the Party against whom such waiver is sought.

11.7         Parties Benefited. This Agreement and all future amendments shall inure to the benefit of, and shall be binding on, both Parties and their heirs, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.8         Assignment. Concordia University agrees that Greenwood Hall may pledge or assign the net sum of money due and to become due to it hereunder to any bank, lending agency or institution as collateral security. This Agreement may not be assigned by either Party without the prior written consent of the other Party. A merger or consolidation of Greenwood Hall with or into another entity or a change of control of Greenwood Hallshall not constitu te an assignment for purposes of this provision.

11.9         Applicable Law. The validity, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.10       Non-Solicitation. Beginning on the Effective Date and continuing for a period of one (1) year after the expiration or termination of the Agreement, neither Party shall not seek to enter, or enter into any contract, whether oral or written, with, or solicit, employ, retain, or seek to solicit, employ or retain (i) any employee or former employee of the other Party, who performed work under this Agreement or (ii) any person, firm, corporation or enterprise by which such person is employed or with which such person is affiliated (including, but not limited to, as a consultant, shareholder, member, partner, officer or director), to provide to the other Party all or part of the Services, or services competitive with the Services, provided by one Party to the other Party under this Agreement.

11.11       Taxes. Greenwood Hall shall be solely responsible for reporting, withholding, and paying all employment-related taxes, and related deductions and payments, with regard to the Greenwood Hall employees, including, but not limited to, federal, state, and local income taxes, social security, Medicare, unemployment, and disability deductions, withholdings and payments.

11.12       Non Discrimination. ConcordiaUniversity admits student s of any race, color, national and ethnic origin. The College does not discriminate in the administration of academic policies,admission policies, scholarship and loan programs, athletic programs, or any otherCollege administered policies or programs.

11.13       Independent Contractor. It is understood and agreed that Greenwood Hall is acting as an independent contractor in performance of its obligations hereunder. Nothing herein contained shall be construed as creating the relationship of principal and agent, or employer and employee, or partnership or joint venture between Greenwood Hall and Concordia University, or between any employee of Greenwood Hall and Concordia University. Both Parties acknowledge that Greenwood Hall and Greenwood Hall employees are not employees of Concordia University for any purpose. In no event shall either Party be entitled to enter into any agreements on behalf of the other. Greenwood Hall shall retain the right to perform services for others during the Term of the Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in manner and form sufficient to bind them on the date shown below their respective signatures.

CONCORDIA UNIVERSITY		GREENWOOD HALL

By:	/s/ Denny Stoecklin	By:	/s/ David Ruderman
Denny Stoecklin			David Ruderman

Printed Name
Its: Chief Financial Officer			Its: Executive Vice President, Strategic
Partnerships

Date:	March 22, 2016	Date:	3/18/16
	(Concordia University)		(Greenwood Hall)

PROFESSIONAL SERVICES AGREEMENT

BETWEEN

GREENWOOD HALL

AND

CONCORDIA UNIVERSITY

EXHIBIT A: Fees for Services

Program	Launch Term
See Exhibit E For Programs & Excluded Programs

Fees for Marketing Services

MARKETING FEES

Year 1	$175,000/Month
Year 2	$183,750/Month
Year 3	$192,938/Month

Fees for Enrollment Services

NON-RECURRING FEES*
Set-up Fee:	$30,000
Custom Programming Services (If Required):	$150/Hour
Counselor Training:	Included In First Month
Travel (estimated, billed at cost)	$12,500

MONTHLY RECURRING FEES

Monthly Subscription Fees for Enrollment Services/Recruitment:

Year 1	$91,840/Month
Year 2	$96,432/Month
Year 3	$101,254/Month

OTHER FEES
Custom Programming Fees:	$ 150/Per Hour
Travel & Materials (After Implementation):	At Cost

START UP COMMITMENT

Concordia University is responsible for non-recurring fees and first and last month of recurring Enrollment Services fees upon contract execution totaling $235,594.

IN WITNESS WHEREOF, Greenwood Hall and Concordia University have executed this Exhibit on this the 16th day of March 2016 .

CONCORDIA UNIVERSITY

/s/ Denny Stoecklin
Denny Stoecklin, Chief Financial Officer

GREENWOOD HALL

/s/ David Ruderman
David Ruderman, Executive Vice President, Strategic Partnerships

PROFESSIONAL SERVICES AGREEMENT

BETWEEN

GREENWOOD HALL

AND CONCORDIA UNIVERSITY

EXHIBIT B: Annual Enrollment Targets

Year 1	400 New Enrollments	(September 2016 –August 2017)
Year 2	400 New Enrollments	(September 2017 –August 2018)
Year 3	400 New Enrollments	(September 2018 –August 2019)

IN WITNESS WHEREOF, Greenwood Hall and Concordia University have executed this Exhibit on this the 16th day of March 2016 .

CONCORDIA UNIVERSITY

/s/ Denny Stoecklin
Denny Stoecklin, Chief Financial Officer

GREENWOOD HALL

/s/ David Ruderman
David Ruderman, Executive Vice President,Strategic Partnerships

PROFESSIONAL SERVICES AGREEMENT BETWEEN

GREENWOOD HALL

AND

CONCORDIA UNIVERSITY

PROFESSIONAL SERVICES AGREEMENT BETWEEN

GREENWOOD HALL

AND

CONCORDIA UNIVERSITY

EXHIBIT C -SCOPE OF SERVICES

Greenwood Hall Enrollment Management Services shall mean the marketing,lead generation, student recruitment and pre-enrollment operations services delivered by Greenwood Hall to Concordia University described as follows:

Marketing/Lead Generation services provided by Greenwood Hall:

•	Provide initial review and analysis of current marketing strategies to include:
o	Media plans and creative for online programs.
o	Lead generation and conversion metrics by source, program and location for online programs.
o	Student data and demographics.
o	Market research.
o	Available creative assets.
o	Internal prospective student lists to include alumni list, existing inquiries , partnerships and other sources, as identified.
•	Develop initial and ongoing media plan, creative and geo targeting in conjunction with Concordia University designated marketing and enrollment officials.
•	Develop media calendar and plan. Media may include paid search, banner advertising, retargeting, education publishers/affiliates, online radio, video or other media, as mutually agreed upon.
•	Review lead generation and conversion, with ongoing optimization to Concordia University’s Enrollment Management Team on a regular basis
•	Work with Concordia Enrollment Management Team to develop ongoing lead generation improvements and benchmarking

Recruitment and Pre-Enrollment Services provided by Greenwood Hall:

1.	Contact and present Concordia and its programs to prospective students.
2.	Conduct recruitment presentations and encourage prospects to apply.
3.	Provide coaching, motivation, and relationship management to prospective students.
4.	Provide pre-matriculation support to all prospective students.
5.	Explain the admission and initial financial aid process (using CUP approved information) to students.
6.	Ensure all admissions paperwork is provided to Concordia University’s admission officers who will make the final admission decision.
7.	Inform students that Concordia University admission’s leadership will review all candidates for admission and determine final admission decisions.
8.	Help students with scholarship eligibility and general financial aid questions based on information provided by Concordia University.
9.	Adhere to Concordia University’s admissions policies (i.e. transcript authentication)
10.	Upload all required admission collateral into Xtender, a Concordia University maintained platform.
11.	Inform students of admission decision using approved Concordia templates and official letters of admission from Concordia’s Vice President of Enrollment.

12.	Field scholarship eligibility and general financial aid questions using information and approved talking points provided by university.
13.	Refer detailed financial aid questions to the Concordia University Financial Aid Office, including federal aid eligibility.
14.	Assist admitted students with the registration process as required.
15.	Assist student in selection of payment plans for first classes
16.	Follow-up to ensure newly enrolled students are prepared to start their courses including assistance in ordering their books from Concordia University book vendor and or other book vendors.
17.	Conduct initial orientation and explain orientation class (If Applicable)
18.	Follow up with student if there is any missing admissions documentation required for completion of enrollment and request to the student that he or she completes the enrollment process.
19.	Guide and support students in setting up their MyCU Login/Password.
20.	Conduct post-enrollment interview with student prior to first class.
21.	Monitor and reach out to students who have not logged into class before add/drop deadlines.
22.	Provide warm-hand-off/introduction to student's Concordia University academic advisor.

IN WITNESS WHEREOF, Greenwood Hall and Concordia University have executed this Exhibit on this the 16th day of March 2016 .

CONCORDIA UNIVERSITY

/s/ Denny Stoecklin
Denny Stoecklin, Chief Financial Officer

PCS Link, Inc. dba GREENWOOD HALL

/s/ David Ruderman
David Ruderman, Executive Vice President, Strategic Partnerships

SECURITY ACCESS AGREEMENT

BETWEEN

GREENWOOD HALL

AND

CONCORDIA UNIVERSITY

EXHIBIT D

CONCORDIA UNIVERSITY

FINANCIAL INFORMATION

ADDENDUM

This Addendum (“Addendum”) supplements, modifies, and is hereby incorporated into the existing agreement known as Professional Services Agreement (“Agreement”), entered into by and between GREENWOOD HALL (hereinafter “Service Provider”) and CONCORDIA UNIVERSITY (Concordia University) dated March 16, 2016.

Concordia University and Service Provider mutually agree to modify the Agreement to incorporate the terms of this Addendum to comply with the requirements of the Gramm-Leach-Bliley Act (“GLBA”) dealing with the confidentiality of customer information and its Safeguards Rule and the Family Educational Rights and Privacy Act (“FERPA”) . If any conflict exists between the terms of the original Agreement and this Addendum, the terms of this Addendum shall control.

1.	Definitions:

a. Covered Data and Information includes Customer Financial Information (defined below) required to be protected under the GLBA as well as any credit card information received in the course of business by Concordia University, whether or not such credit card information is covered by the GLBA. Covered Data and Information also includes any student education record information supplied by Concordia University, as well as any data provided by Concordia University’s students to Supplier. Covered data and information includes both paper and electronic records.

b. Customer Financial Information is that information that Concordia University has obtained from a customer (including the student or the student’s parent or legal guardian) in the process of offering a financial product or service, or provided to Concordia University by another financial institution. Offering a financial product or service includes processing student loans for students, receiving income tax information from a student’s parent when offering a financial aid package, and other miscellaneous financial services as defined in 12 C.F.R. §225.28. Examples of student financial information include addresses, phone numbers, bank and credit card account numbers, income and credit histories, account balances, and Social Security numbers, embodied in both paper and electronic formats.

2. Acknowledgment of Access to Covered Data and Information: Service Provider acknowledges that its performance under the Agreement requires it to access, handle and/or maintain the following categories of Covered Data and Information:

3.	Prohibition on Unauthorized Use or Disclosure of Covered Data and Information: Service Provider agrees to hold the Covered Data and Information in strict confidence. Service Provider shall not use or disclose Covered Data and Information received from or on behalf of Concordia University except as permitted or required by the Agreement or this Addendum, as required by law, or as otherwise authorized in writing by Concordia University. Service Provider agrees not to use Covered Data and Information for any purpose other than the purpose for which the disclosure was made.

4.	Safeguard Standard: Service Provider agrees that it will protect the Covered Data and Information it receives from or on behalf of Concordia University according to commercially acceptable standards and no less rigorously than it protects its own confidential information. Service Provider shall comply with current Payment Card Industry Data Security Standards (PCI DSS).

5.	Return or Destruction of Covered Data and Information: Upon the termination, cancellation, expiration or other conclusion of the Agreement, Service Provider shall:

a.	Return to Concordia University or, if return is not feasible, destroy all Covered Data and Information in whatever form or medium that it received from Concordia University or generated based on information received from Concordia University. This provision shall also apply to all Covered Data and information that is in the possession of subcontractors or agents of Service Provider. In such case, Service Provider shall retain no copies of such information, including any compilations derived from and allowing identification of Covered Data and Information. Service Provider shall complete such return or destruction as promptly as possible, but not less than thirty (30) days after the effective date of the conclusion of this Agreement. Within such thirty (30) day period, Service Provider shall certify in writing to Concordia University that such return or destruction has been completed.

b.	If Service Provider believes that the return or destruction of Covered Data and Information is not feasible, Service Provider shall provide written notification of the conditions that make return or destruction infeasible. Upon mutual agreement of the Parties that return or destruction is not feasible, Service Provider shall extend the protections of this Addendum to Covered Data and Information received from or created on behalf of Concordia University indefinitely, and limit further uses and disclosures of such Covered Data and Information, for so long as Service Provider maintains the Covered Data and Information.

6.	Term and Termination:

a.	This Addendum shall take effect upon the date set forth below.

b.	In addition to the rights of the parties established by the underlying Agreement, if College reasonably determines in good faith that Service Provider has materially breached any of its obligations under this Addendum, Concordia University, in its sole discretion, shall have the right to:

(i)	exercise any of its rights to reports, access and inspection under the Agreement and/or this Addendum; and/or

(ii)	require Service Provider to submit to a plan of monitoring and reporting, as Concordia University may determine necessary to maintain compliance with this Addendum; and/or

(iii)	provide Service Provider with a fifteen (15) day period to cure the breach; and/or (iv) terminate the Agreement immediately if Service Provider has breached a material term of this Addendum and there is no opportunity to cure such breach.

c.	Before exercising any of the above options, Concordia University shall provide written notice to Service Provider describing the violation and the action it intends to take.

7.	Subcontractors and Agents: If Service Provider provides any Covered Data and Information which was received from, or created for, Concordia University to a subcontractor or agent, then Service Provider shall require such subcontractor or agent to agree to the same restrictions and conditions as are imposed on Service Provider by this Addendum.

8.	Maintenance of the Security of Electronic Information: Service Provider shall develop, implement, maintain and use appropriate administrative, technical and physical security measures to preserve the confidentiality, integrity and availability of all electronically maintained or transmitted Covered Data and Information received from, or on behalf of, Concordia University.

9.	Reporting of Unauthorized Disclosures or Misuse of Covered Data and Information: Service Provider shall report to College any use or disclosure of Covered Data and Information not authorized by this Addendum or in writing by Concordia University. Service Provider shall make the report to Concordia University not less than one (1) business day after Service Provider learns of such use or disclosure. Service Provider’s report shall identify: (i) the nature of the unauthorized use or disclosure, (ii) the Covered Data and Information used or disclosed, (iii) to the extent determinable, who made the unauthorized use or received the unauthorized disclosure, (iv) what Service Provider has done or shall do to mitigate any deleterious effect of the unauthorized use or disclosure, and (v) what corrective action Service Provider has taken or shall take to prevent future similar unauthorized use or disclosure. Service Provider shall provide such other information, including a written report, as reasonably requested by Concordia University.

10.	Indemnity. Service Providershall defend and hold Concordia University harmless from all claims, liabilities, damages, or judgments involving a third party, including Concordia University’s costs and attorney fees, which arise as a result of Service Provider’s failure to meet any ofits obligations under this Addendum.

11.	Survival. The respective rights and obligations of Service Provider under Sections 5, 7, 8, 9, and 10 of this Addendum shall survive the expiration or termination of this Agreement.

12.	Contact Persons for Information Security: In order for both parties to coordinate issues related to data security, both parties agree to designate contact persons as follows:

CONCORDIA UNIVERSITY:	GREENWOOD HALL:

Josh Cage, EVP of Operations
jcage@greenwoodhall.com

IN WITNESS WHEREOF, Greenwood Hall and Concordia University have executed this Exhibit on this the 16thday of March 2016.

Concordia University

\s\ Denny Stoecklin
Denny Stoecklin, Chief Financial Officer

GREENWOOD HALL

\s\ David Ruderman
David Ruderman, Executive Vice President,Strategic Partnerships

PROFESSIONAL SERVICES AGREEMENT

BETWEEN

GREENWOOD HALL

AND

CONCORDIA UNIVERSITY

EXHIBIT E – INCLUDED AND EXCLUDED PROGRAMS

Included Programs:

-	BS Health Care Administration
-	BS Homeland Security
-	MBA General Management
-	MBA Health Care Administration
-	MBA Project Management
-	MBA Global Business

Above BS programs currently offer three (3) starts per year. Above MBA programs currently offer six (6) starts per year. Excluded programs:

-	Bachelor of Science in Early Childhood Education
-	M.Ed. in Career and Technical Education
-	M.Ed. in Curriculum and Instruction
-	M.Ed. in Curriculum and Instruction: Adolescent Literacy
-	M.Ed. in Curriculum and Instruction: Bible Literacy
-	M.Ed. in Curriculum and Instruction: Career and Technical Education Leadership
-	M.Ed. in Curriculum and Instruction: Common Core State Standards Instructional Leader
-	M.Ed. in Curriculum and Instruction: Early Childhood Education
-	M.Ed. in Curriculum and Instruction: Educational Technology Leadership
-	M.Ed. in Curriculum and Instruction: English Language Development
-	M.Ed. in Curriculum and Instruction: Environmental Education
-	M.Ed. in Curriculum and Instruction: Equity, Ethics and Justice
-	M.Ed. in Curriculum and Instruction: English to Speakers of Other Languages
-	M.Ed. in Curriculum and Instruction: Special Education
-	M.Ed. in Curriculum and Instruction: Leadership
-	M.Ed. in Curriculum and Instruction: Mathematics
-	M.Ed. in Curriculum and Instruction: Methods and Curriculum
-	M.Ed. in Curriculum and Instruction: Online Teaching and Learning
-	M.Ed. in Curriculum and Instruction: Reading
-	M.Ed. in Curriculum and Instruction: Science
-	M.Ed. in Curriculum and Instruction: Social Studies
-	M.Ed. in Curriculum and Instruction: STEM
-	M.Ed. in Curriculum and Instruction: Teacher Leadership
-	M.Ed. in Educational Leadership
-	M.Ed. in Special Education
-	M.Ed. in Special Education (OR/WA Endorsement)
-	M.Ed. in Advanced Study in Special Education
-	Ed.D. in Educational Administration
-	Ed.D. in Higher Education
-	Ed.D. in Teacher Leadership
-	Ed.D. in Transformational Leadership

PROFESSIONAL SERVICES AGREEMENT

BETWEEN

GREENWOOD HALL

AND

CONCORDIA UNIVERSITY

EXHIBIT F

CONTRACTUAL RELATIONSHIPS WITH ORGANIZATIONS NOT REGIONALLY ACCREDITED POLICY

NORTHWEST COMMISSION ON COLLEGES AND UNIVERSITIES(NWCCU)

http://www.nwccu.org/Standards%20and%20Policies/Policies/PolicyDocs/Contractual%20Relationships%2 0with%20Organizations%20Not%20Regionally%20Accredited%20Policy.pdf

Contractual Relationships with Organizations Not Regionally Accredited Policy

No higher education institution accredited by the Northwest Commission on Colleges and Universities can lend the prestige or authority of its accreditation to authenticate courses or programs offered under contract with organizations not regionally accredited unless it demonstrates adherence to the following principles:

a.	The primary purpose of offering such a course or program is educational. (Although the primary purpose of the offering must be educational, what ancillary purposes also provide the foundation for the program or course, such as auxiliary services, anticipated income, and public relations?)

b.	Any course offered must be consistent with the institution’s educational mission and core themes as they were at the time of the last NWCCU evaluation. If the institution alters its mission and core themes, the Commission must be notified and the Commission’s policy on substantive change applied. (How does the institution define the specific relationship between the primary and ancillary purposes and the contracted service, and how does it demonstrate its capability to attain these objectives?)

c.	Courses to be offered and the value and level of their credit must be determined in accordance with established institutional procedures and under the usual mechanisms of review. (What evidence exists that established institutional procedures have been followed?)

d.	Courses offered for credit must remain under the sole and direct control of the sponsoring NWCCU accredited institution which exercises ultimate and continuing responsibility for the performance of these functions as reflected in the contract, with provisions to ensure that conduct of the courses meets the standards of its regular programs as disclosed fully in the institution’s publications, especially as these pertain to:

1)	recruitment and counseling of students;
2)	admission of students to courses and/or to the sponsoring institution where credit programs are pursued;
3)	instruction in the courses;
4)	evaluation of student progress;
5)	recordkeeping;
6)	tuition and/or fees charged, receipt and disbursement of funds, and refund policy;
7)	appointment and validation of credentials of faculty teaching the course;
8)	nature and location of courses; and
9)	library and information resources.

Additional data needed would include course outlines, syllabi, copies of exams, records of students, and evidence of equivalencies with established programs.

Requirements for Contractual Arrangements

In establishing contractual arrangements with organizations not regionally accredited, institutions are expected to demonstrate that the following requirements have been met. The not-for-profit institutions should establish that their tax exempt status, as governed by state or federal regulations, will not be affected by such contractual arrangements with a for-profit organization.

a. The Contract:

1)	should be executed only by duly designated officers of the institutions and their counterparts in the contracting organization. While other faculty and administrative representatives will undoubtedly be involved in the contract negotiations, care should be taken to avoid implied or apparent power to execute the contract by unauthorized personnel.

2)	should establish a definite understanding between the institution and contractor regarding the work to be performed, the period of the agreement, and the conditions under which any possible renewal or renegotiation of the contract would take place;

3)	should clearly vest the ultimate responsibility for the performance of the necessary control functions for the educational offering with the accredited institution granting credit for the offering. Such performance responsibility by the credit-granting institution would minimally consist of adequate provisions for review and approval of work performed by the contractor in each functional area.

4)	should clearly establish the responsibilities of the institution and contractor regarding:

a)	indirect costs
b)	approval of salaries
c)	equipment
d)	subcontracts and travel
e)	property ownership and accountability
f)	inventions and patents
g)	publications and copyrights
h)	accounting records and audits
i)	security
j)	termination costs
k)	tuition refund
l)	student records
m)	faculty facilities
n)	safety regulations
o)	insurance coverage.

b. Enrollment Agreement

1)	The enrollment agreement should clearly outline the obligations of both the institution and the student, and a copy of the enrollment agreement should be furnished to the student before any payment is made.

2)	The institution should determine that applicants are fully informed about the nature of the obligation they are entering into, and their responsibilities and rights under the enrollment agreement before they sign it.

3)	No enrollment agreement should be binding until it has been accepted by the authorities of the institution vested with this responsibility.

c. Tuition Policies

1)	Rates

a)	The total tuition for any specific given course should be the same for all persons at any given time. Group training contracts showing lower individual rates may be negotiated with business, industrial, or governmental agencies.

b)	Tuition charges in courses should be bona fide, effective on specific dates, and applicable to all who enroll thereafter or are presently in Concordia University, provided the enrollment agreement so stipulates.

c)	All extra charges and costs incidental to training should be disclosed to prospective students before they are enrolled.

d)	The institution should show that the total tuition charges for each of its courses are reasonable in the light of the service to be rendered, the equipment to be furnished, and its operating costs.

2)	Refunds and Cancellations

a)	The institution should have a fair and equitable tuition refund and cancellation policy.

b)	The institution should publish its tuition refund and cancellation policy in its catalog or other appropriate literature.

3)	Collection Practices

a)	Methods used by an institution in requesting or demanding payment should follow sound and ethical business practices.

b)	If promissory notes or contracts for tuition are sold or discounted to third parties by the institution, enrollees or their financial sponsors should be aware of this action.

d. Student Recruitment

1)	Advertising and Promotional Literature

a)	All advertisements and promotional literature used should be truthful and avoid leaving any false, misleading, or exaggerated impressions with respect to Concordia University, its personnel, its courses and services, or the occupational opportunities for its graduates.

b)	All advertising and promotional literature should clearly indicate that education, not employment, is being offered.

c)	All advertising and promotional literature should include the correct name of Concordia University. So-called “blind” advertisements are considered misleading and unethical.

2) Field Agents

a)	An institution is responsible to its current and prospective students for the representations made by its field representatives (including agencies and other authorized persons and firms soliciting students), and therefore should select each of them with the utmost care, provide them with adequate training, and arrange for proper supervision of their work.

b)	It is the responsibility of an institution to conform to the laws and regulations of each of the states in which it operates or solicits students and in particular to see that each of its field representatives working in any such state is properly licensed or registered as required by the laws of the state.

c)	If field representatives are authorized to prepare and/or run advertising or to use promotional materials, the institution should accept full responsibility for the materials used and should approve any such promotional materials in advance of their use.

d)	When field representatives are authorized to collect money from an applicant for enrollment, they should leave with the applicant a receipt for the money collected and a copy of the enrollment agreement.

e)	No field representative should use any title, such as “counselor,” “advisor,” or “registrar” which may indicate that they have other duties and responsibilities.

f)	No field representative should violate, orally or otherwise, any of the standards applicable to advertising and promotional materials.

1973

2010

PROFESSIONAL SERVICES AGREEMENT

BETWEEN

GREENWOOD HALL

AND

CONCORDIA UNIVERSITY

EXHIBIT G

IMPLEMENTATION OF PROGRAM INTEGRITY REGULATIONS

UNITED STATES DEPARTMENT OF EDUCATION
OFFICE OF POSTSECONDARY EDUCATION

THE ASSISTANT SECRETARY

MAR 17 2011

GEN-11-05

Subject: Implementation of Program Integrity Regulations

Summary: This letter provides guidance on three areas of the final regulations published on October 29, 2010, addressing program integrity issues: State authorization, incentive compensation, and misrepresentation.

Dear Colleague:

On October 29, 2010, the Department published in the Federal Register final regulations on program integrity issues (75 FR 66832). The final regulations are available at http://www.ifap.ed.gov/eannouncements/110110PubFinalRulesforTitlveIVStudentAidPrgms.html. These final regulations make a number of changes to the regulations governing the programs authorized by the Higher Education Act of 1965, as amended (HEA). The regulations are generally effective July 1, 2011, except for revisions to Subpart E of part 668 of the Student Assistance General Provision regulations, Verification and Updating of Student Aid Application Information, which are effective July 1, 2012.

The enclosure to this letter provides additional guidance on three areas of these final regulations: State authorization, incentive compensation, and misrepresentation. This guidance is provided to assist institutions with understanding the changes to the regulations in these areas, and does not make any changes to the regulations. Affected parties are responsible for taking the steps necessary to comply by the effective dates established by the final regulations.

We encourage you to review the preambles to the notice of proposed rulemaking (75 FR 34806-34890, June 18, 2010) and the final regulations (75 FR 66833-66932, Oct. 29, 2010), as well as the final regulations themselves (75 FR 66946-66975, Oct. 29, 2010).

We thank you for your continued cooperation as we work to implement these regulations.

Sincerely,

/s/ Eduardo M. Ochoa
Eduardo M. Ochoa

Enclosure

1990 K ST. N.W., WASHINGTON, DC 20006

www.ed.gov

The Department of Education's mission is to promote student achievement and preparation for global competitiveness by fostering educational excellence and ensuring equal access.

State Authorization

Question 1: Does section 600.9(a)(1)(i)(A) permit an institution to be authorized by name by a State as a postsecondary educational institution in one of several ways – by statute, by constitution, or by other actions issued by an appropriate State agency or entity?

Answer 1: Pursuant to section 600.9(a)(1)(i)(A), the legal basis for the institution’s existence as an eligible institution under the HEA is its authorization, by name, to offer postsecondary education. States may use a variety of means to establish a postsecondary institution, including a State agency that charters an institution, a statute that establishes a postsecondary institution, or a provision of a State’s constitution that establishes a postsecondary institution. This provision does not preclude a State from having a further approval or licensure process with which the institution must comply.

Question 2: Does “established by name” literally mean that a statute, constitution, or other action of a State must specifically establish and name an institution?

Answer 2: Yes.

Question 3: Regarding the requirement in section 600.9(a)(1)(i)(A) that an institution be "established by name as an educational institution by a State through a charter, statute, constitutional provision, or other action issued by an appropriate State agency or State entity and is authorized to operate educational programs beyond secondary education," in the absence of State law, or a State-authorized charter, could the "other action issued by an appropriate State agency or State entity" that recognizes an institution by name as a postsecondary institution be the articles of incorporation filed with the State’s Secretary of State?

Answer 3: Yes, if the articles of incorporation are for the establishment of a postsecondary institution and the institution is incorporated by name. No, if the articles of incorporation are the same as articles of incorporation for a business or nonprofit entity in the State. As noted in the preamble to the final regulations, a State is expected to take an active role in authorizing an institution to offer postsecondary education, and this is a substantive requirement. (See 75 FR 66861 (Oct. 29, 2010).) If the institution is not incorporated by the State as a postsecondary institution, a further State approval or licensure by name is required. These regulations are premised on the notion that an institution must obtain some type of authorization as a postsecondary institution to be considered legally authorized by the State.

Question 4: A State’s community colleges are authorized by State law, but not by name. Would the State’s Department of Education need to provide some documentation of their individual authority — by name —to grant postsecondary credentials in the State?

Answer 4: As discussed in the preamble to the final regulations (see generally 75 FR 66867 (Oct. 29, 2010)), to the extent a public community college is a State institution, it is an instrumentality of a State government and is by definition compliant with section 600.9(a)(1)(i).

Greenwood Hall – CONFIDENTIAL Concordia University Services Agreement	Page 33 of 49

Question 5: If, for example, in order to offer a diploma in nursing, State law requires a nursing school to be licensed by a State education agency as well as by the State’s board of nursing, must the school document both licenses to be eligible for the title IV, HEA student financial assistance programs?

Answer 5: Yes. To be eligible to participate in the title IV and other HEA programs, an institution must be in compliance with all applicable State laws, which include that all requisite licenses are current and in good standing.

Question 6: If an institution meets the qualifications for a religious exemption under section 600.9(b) of the regulations, but the institution is subject to State licensing or approval requirements independent of its status as a religious institution, is the institution considered exempt from demonstrating State legal authorization for HEA purposes?

Answer 6: No. The Department recognizes a specific religious exemption in its regulations, but when an institution is subject to State laws independent of its status as a religious institution, the Department requires that it have State legal authorization. For example, a religious institution that also operates a nursing school must comply with any State requirements imposed on nursing school, even though the institution otherwise qualifies for a religious exemption under section 600.9(b).

Question 7: If a religious institution does not satisfy a particular State’s religious exemption from State licensure, but it does satisfy the religious exemption under 600.9(b) of the regulations, must the institution comply with State licensure requirements to be an eligible institution?

Answer 7: Yes, the institution must comply with State law.

Question 8: If a tribal college offers postsecondary education in a location that is not on tribal lands, must the college be able to demonstrate legal authorization from the State to offer postsecondary education at that location?

Answer 8: Yes. If the State requires approval for tribal college programs located on non-tribal land, such approval must be obtained to be an eligible institution.

Question 9: Can a State establish a for-profit or private nonprofit institution under the provisions of section 600.9(a)(1)(i)(A) and have a further State approval or licensure process applicable to the institution?

Answer 9: Yes. A further State approval or licensure process is not required given the legal basis for the institution’s existence. A State, however, may have such a process. An institution must have such approval in order to be considered an institution of higher education for the purposes of the HEA. A State approval or licensure process does not require the creation of or reliance on a State agency; e.g., an act of the State legislature may provide such approval.

Greenwood Hall – CONFIDENTIAL Concordia University Services Agreement	Page 34 of 49

Additionally, a for-profit or private nonprofit school that is not compliant with section 600.9(a)(1)(i)(A), i.e., is only established as a business or nonprofit charitable organization without authorization to offer postsecondary education, must have State approval or licensure by name. Pursuant to section 600.9(a)(1)(ii)(B), approval based on accreditation, years in operation, or other comparable exemption is not sufficient.

Question 10: Would a letter issued by the State naming an institution satisfy the Department’s requirement of “other action” under section 600.9(a)(1)(i)(A)? Would that “other action” need to be issued by the cognizant postsecondary education regulatory agency or entity, or would any State agency or entity be adequate under the rule, e.g., the governor, legislature, or head of an executive branch agency?

Answer 10: A letter would not satisfy this requirement. For purposes of section 600.9(a)(1)(i)(A), the legal instrumentality that is the basis for the institution’s existence must authorize it by name to offer postsecondary education. The appropriate State entity to take the “other action” would depend on State law. As stated in the response to Question 3, in general, the “other action” will usually involve the incorporation documents of the institution.

Question 11: Even if certain institutions are exempt from a State’s approval or licensure requirements, is there still a requirement for the State to have a process to resolve complaints involving those institutions? In addition, could the State statutorily delegate this function to a non-State entity, such as an institution’s governing board or a trade association?

Answer 11: The State must have a process to handle complaints for all institutions in the State, except Federally run institutions (including the service academies) and tribal institutions such as tribally controlled community colleges. For purposes of HEA eligibility under these regulations, the State remains responsible for responding to complaints about institutions in the State regardless of what body or entity actually manages complaints. The Department will only recognize a delegation that maintains the final authority with the State. This responsibility can be met by the offices of a State’s Attorney General, or by a more specialized State entity. A State, upon considering a complaint, may refer it to other appropriate entities, such as an institution’s accrediting agency, for final resolution.

Question 12: The Department appears to acknowledge that a State may have a combination of agencies or officials to handle complaints. If multiple agencies are used to handle complaints, do they need to have any affiliation or expertise with postsecondary education? For example, could the State’s generic consumer protection agency act on complaints?

Answer 12: Pursuant to section 600.9(a)(1), the Department did not specify that a single State agency must handle complaints, nor did it specify any particular expertise on the part of the State agency. If multiple agencies are applicable to an institution, the institution, under section 668.43(b), must provide its students or prospective students with contact information for filing complaints with the institution’s State approval or licensing entity and any other relevant State official or agency that would appropriately handle a student’s complaint.

Greenwood Hall – CONFIDENTIAL Concordia University Services Agreement	Page 35 of 49

Question 13: For purposes of acting on complaints, would a governing board that has oversight of multiple institutions as part of a State university system satisfy the requirement that a complainant have access to a process that is independent of any institution?

Answer 13: As stated in the preamble to the final regulations (75 FR 66866 (Oct. 29, 2010)), “The State is not permitted to rely on institutional complaint and sanctioning processes in resolving complaints it receives as these do not provide the necessary independent process for reviewing a complaint. A State may, however, monitor an institution’s complaint resolution process to determine whether it is addressing the concerns that are raised within it.” A State may rely on a governing board or central office of a State-wide system of public institutions if the State has made the determination the governing board or central office is sufficiently independent to provide successful oversight of complaints for the institutions in that system. It would not be acceptable for such a board or central office to handle complaints for other institutions in the State.

Question 14: What if a State changes its laws in the future and an institution is not in compliance for a period of time? Will the institution immediately lose its eligibility for title IV funds?

Answer 14: Questions like this that address unique circumstances will be resolved on a case-by-case basis given the particular facts and circumstances of the case. The Department recognizes that institutions need time to adjust to changes in State law, and the reasonableness of the steps taken by an institution to respond to those changes will be considered by the Department in evaluating an institution’s eligibility to participate in programs authorized by the HEA.

Distance Education

Question 15: Will the Department be publishing a list of State authorizing methods or agencies for distance education?

Answer 15: No. However, the Department is aware that States and others have indicated a need for such information, and the Department will encourage the voluntary development of common Web sites and tools for the sharing of information about State authorizing methods and agencies.

Question 16: Some institutions have not sought approvals in other States to provide distance education or correspondence study to their students residing in those States. To meet the July 1, 2011, effective date of the regulations, these institutions are now seeking the necessary approvals. What does the Department expect of an institution that is making a good-faith effort to comply with the regulations, but may still be in the process of obtaining these State approvals as of July 1, 2011?

Answer 16: An out-of-State institution offering distance education, including online education or correspondence study to students in a State that regulates these offerings, was always required to have determined whether State approval was necessary and to have sought approval from the State where required prior to awarding title IV funds to students who reside in that State. Section 600.9(c) merely reinforces that such approval is required in a State that regulates out-of-State institutions offering distance education in the State.

Greenwood Hall – CONFIDENTIAL Concordia University Services Agreement	Page 36 of 49

However, for purposes of the 2011-2012 award year alone, the Department will consider an institution to be making a good-faith effort to prospectively comply with the distance education regulations for State authorization, if—

•	The institution has applied for approval of its offerings in such a State, either in response to the publication of the regulations, or earlier if the State notified the institution that such approval was required;
•	The institution is able to document its application for approval and the application’s receipt by the State; and
•	The institution notifies the Department when the State issues its decision on the pending applications for approval.

If a State does not regulate such activities by out-of-State institutions, the institution is considered to be legally operating in that State.

Question 17: If an institution provides distance education to military personnel stationed in a State that requires State approval for distance education programs originating in another State, must the institution have the approval of the State where the personnel are stationed?

Answer 17: This question is a matter of State law and is decided by whether the State applies its law to military personnel in its State.

Question 18: If an out-of-State institution is offering distance education to a State’s residents, is the institution required to provide its students or prospective students with contact information for filing complaints with its accreditor and with any relevant State official or agency that would appropriately handle a student’s complaint?

Answer 18: Yes. The information must be provided under the provisions of section 668.43(b), regardless of whether the State otherwise regulates the out-of-State institution’s provision of distance education.

Question 19: If an out-of-State institution does not obtain a required State approval for a distance education program in the future, could the Department declare the residents of that State enrolled in the institution’s distance education program to have been ineligible for any title IV, HEA funds received and hold the institution liable for those funds? Could the Department also take other actions if it determines the school acted in disregard of the rule?

Answer 19: Institutions have always been responsible for knowing when such approvals are needed, and are expected to have obtained them when required to do so as an integral aspect of obtaining State authorization. As a result, as it has done in the past, the Department expects to continue to hold institutions responsible for the return of title IV funds that were obtained without the requisite State authorization to receive them, and it likewise retains the ability to take other actions against noncompliant institutions.

Greenwood Hall – CONFIDENTIAL Concordia University Services Agreement	Page 37 of 49

Question 20: Does an institution have to identify where a student is located and seek approval from the State before enrolling the student in an online program if such approval is required by that State? What happens if the student moves to another State?

Answer 20: Yes. If a State requires such approval for the provision of distance or online education to students located in the State, a student is eligible for title IV, HEA funds only if the required State approval has been obtained. While the location of the student is initially determined at the time of enrollment in a program, consistent with other determinations of student eligibility, it must also be reevaluated each time an institution makes a new award to a student.

Question 21: Is there a minimum number of enrollments that would trigger the need for an institution to have a State’s approval to offer distance education in the State (a de minimus test)?

Answer 21: There is no Federal minimum number of enrollments that triggers compliance. It is up to a State to establish the conditions for when State approval is required. States may decide to adopt their own de minimus tests.

Question 22: If an institution offering distance education programs to students in a State has no other physical presence in the State, and the State does not require the institution to obtain State approval under those circumstances to offer distance education to its residents, would the institution be required for the purposes of section 600.9(c) to have a document from the State stating that no approval by that State is required?

Answer 22: No. However, an institution would be expected to demonstrate upon request from the Department that no State approval was required.

Question 23: Will an institution lose its HEA eligibility on July 1, 2011, if its pending application for authorization for approval of distance or online programs in another State has not been acted on by that State?

Answer 23: No. The Department recognizes that some States may not be able to process requests for authorization for institutions to offer distance or online programs to students resident in those States before the effective date of the regulations. As previously explained in the answer to question 16, to retain eligibility, institutions will be expected to demonstrate that they have determined the States where such approvals are needed, to have applied for such approvals, and to notify the Department upon receipt of the approvals.

Greenwood Hall – CONFIDENTIAL Concordia University Services Agreement	Page 38 of 49

Incentive Compensation

Incentive Compensation Q & A

Question 1: What activities are subject to the ban on incentive compensation?

Answer 1: Only two types of activities are subject to the incentive compensation ban: securing enrollment (recruitment) and securing financial aid. No other activities are subject to the ban. When other activities are coupled with recruitment or securing financial aid, institutions must consider how they compensate persons or entities to avoid payments that are prohibited. Table 1 and the subsequent examples illustrate how these principles would be applied to activities that institutions carry out in support of recruitment and financial aid. Consistent with the clear statutory language, the Department considers payments to persons or entities that undertake or have responsibility for recruitment and decisions related to securing financial aid as subject to the incentive compensation ban even if their work also includes other activities.

TABLE 1

Covered Activities	Exempt Activities

Activities that are ALWAYS subject to the ban on incentive compensation	Activities not subject to the ban on incentive compensation include the following, unless the activities of the employee or entity also involve a covered activity.

Recruitment activities, including:	Marketing activities, including:

Targeted information dissemination to individuals; Solicitations to individuals; Contacting potential enrollment applicants; aiding students in filling out enrollment application information

Broad information dissemination;

Advertising programs that disseminate information to groups of potential students;

Collecting contact information;

Screening pre-enrollment information to determine whether a prospective student meets the requirements that an institution has established for enrollment in an academic program;

Determining whether an enrollment application is materially complete, as long as the enrollment decision remains with the institution

Greenwood Hall – CONFIDENTIAL Concordia University Services Agreement	Page 39 of 49

Services related to securing financial aid, including:	Student support services offered after the point at which financial aid is allowed to be disbursed for a payment period, including:

Completing financial aid applications on behalf of prospective applicants (including activities which are authorized by the Department, such as the FAA Access tool, which can be used to enter, correct, verify, or analyze financial aid application data)

General student counseling;

Career counseling;

Financial aid counseling, including loan management;

Online course support - both professional services and computer hardware and software;

Academic support services, including tutoring, aimed at student retention, whether that support is provided prior to attendance in classes or after attendance has begun

Policy decisions made by senior executives and managers related to the manner in which recruitment, enrollment, or financial aid will be pursued or provided, such as, e.g., decisions to admit only high school graduates

Example 1-A:

Employee A at XYZ.com posts information about available programs and enrollment application procedures on a Web site for a local business school. Employee A also answers general questions about completing an enrollment application and forwards completed enrollment applications to the school. Employee A has no additional direct contact with these applicants. Payments to Employee A for these activities are not subject to the ban on incentive compensation because the employee is only engaged in exempt activities.

Example 1-B—Financial Aid Servicer:

A third-party servicer provides services related to securing financial aid. In addition to collecting financial aid information, the servicer uses that information to contact the financial aid applicant and helps him or her locate other publicly available information about programs and resources in completing the submission of information that could lead to the award of financial aid. Once the applicant has submitted the information, no further contact is made by the servicer. This level of activity is not subject to the ban on incentive compensation. (See 75 FR 66878 (Oct. 29, 2010).) However, if the servicer helps the student identify missing information on a financial aid application and then continues to counsel the applicant on receiving financial aid, the conduct of the servicer is now subject to the ban on incentive compensation as the conduct now encompasses covered activities.

Example 1-C:

Employee B tutors students after they have been admitted and become eligible to receive a disbursement of financial aid, but before they have actually received financial aid or started classes. None of the academic support services provided by Employee B is subject to the ban on incentive compensation.

Greenwood Hall – CONFIDENTIAL Concordia University Services Agreement	Page 40 of 49

Example 1-D:

Employee C encourages students to consider enrollment in an educational program before a purported enrollment deadline. Employee C’s compensation is subject to the ban on incentive compensation as it involves covered recruitment activities.

Example 1-E:

Employee D is involved in recruitment activities and is therefore subject to the ban on incentive compensation. Nonetheless, Employee A is eligible for a merit increase to his or her annual salary based on standard evaluative factors, as discussed in Question 4, that are independent of the number of students recruited, retained, or graduated.

Question 2: What types of payment are considered direct or indirect payments of incentive compensation?

Answer 2: The following table and subsequent examples provide examples of different types of payments relative to their characterization as incentive compensation.

TABLE 2

Types of payment that are direct or indirect payment of incentive compensation	Types of payment that are not direct or indirect payment of incentive compensation

“Tuition sharing” as a measure of compensation when based on a formula that relates the amount payable to the entity to the number of students enrolled as a result of the activity of the entity	Tuition as a source of revenue from which compensation is paid to an unrelated third party for a variety of bundled services (Example 2-B)

Profit sharing plans from which distributions are made to individuals based on the number of students enrolled by virtue of covered activities by the recipient (section 668.14(b)(22)(ii)(B))	Profit sharing plans, including 401(k) type plans, from which distributions are made to individuals on a basis that is neutral with respect to the role the recipient plays in student recruitment or the securing of financial aid

Salary adjustments that take the form of incentive payments based directly or indirectly on success in securing enrollments or financial aid	Employee benefits plans offered to all employees on a basis that is neutral with respect to the role the recipient plays in student recruitment or the securing of financial aid

Greenwood Hall – CONFIDENTIAL Concordia University Services Agreement	Page 41 of 49

Payments based on the application of an admissions policy	Cost of living adjustments (COLAs)

Bonus or other payments based on success in securing enrollments or financial aid	Compensation adjustments based upon seniority

Payments to faculty based upon student class size or academic achievement

Payments to senior executives with responsibility for the development of policies that affect recruitment, enrollment, or financial aid

Payments based upon securing student housing or other student services, including career counseling

Volume driven arrangements based on services that are not recruitment or securing of financial aid

Neither persons nor entities may receive direct or indirect payments of incentive compensation. The Department received numerous questions about the use of “persons” rather than “persons or entities” in some parts of the preamble to the final rule. The Department will issue a technical correction to the regulations, consistent with this letter, which will clarify that in all places in the preamble related to incentive compensation, the Department was referencing the statutory prohibition that applies to both persons and entities.

“Tuition sharing:” The Department has been informed that some third parties charge institutions a percentage of tuition as a way of assuming the business risk associated with student recruitment. Further, such third parties have typically combined student recruitment services with other services not covered by the incentive compensation prohibition, such as advertising, marketing, counseling, and support services to admitted students, and verification of student aid application information.

Section 487(a)(20) of the HEA mandates that the “institution will not provide any commission, bonus, or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any persons or entities engaged in any student recruiting or admission activities or in making decisions regarding the award of student financial assistance.” The Department generally views the payment based on the amount of tuition generated as an indirect payment of compensation based on success in recruitment and therefore a prohibited basis upon which to measure the value of the services provided. This is true regardless of the manner in which the entity compensates its employees.

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However, as illustrated in the examples below, the Department does not consider payment based on the amount of tuition generated by an institution to violate the incentive compensation ban if that payment compensates an unaffiliated third party that provides a set of services that may include recruitment services. The independence of the third party (both as a corporate matter and as a decision maker) from the institution that provides the actual teaching and educational services is a significant safeguard against the abuses the Department has seen heretofore. When the institution determines the number of enrollments and hires an unaffiliated third party to provide bundled services that include recruitment, payment based on the amount of tuition generated does not incentivize the recruiting as it does when the recruiter is determining the enrollment numbers and there is essentially no limitation on enrollment.

With the statutory mandate in mind, the Department offers the following guidance with respect to certain possible business models:

Example 2-A:

A third-party servicer provides services that do not include student recruitment or the awarding of student financial aid, such as student counseling, verification of student aid application information, advertising, and collection of contact information about enrollment applicants. The ban on incentive compensation does not apply to the entity and does not apply to the employees of the entity because no services are offered that are subject to the ban.

Example 2-B:

A third party that is not affiliated with the institution it serves and is not affiliated with any other institution that provides educational services, provides bundled services to the institution including marketing, enrollment application assistance, recruitment services, course support for online delivery of courses, the provision of technology, placement services for internships, and student career counseling. The institution may pay the entity an amount based on tuition generated for the institution by the entity’s activities for all bundled services that are offered and provided collectively, as long as the entity does not make prohibited compensation payments to its employees, and the institution does not pay the entity separately for student recruitment services provided by the entity.

Example 2-C:

The employees at Business A ensure that enrollment applications are complete and then forward the enrollment applications to the institution for admissions decisions. In addition, Business A employees receive financial aid files along with required verification documentation, complete the verification process, then return the files to the institution. In each instance, payments by Business A to compensate its own employees based on the number of files processed by those employees would be permitted because the employees do not undertake recruiting or admitting of students, or make decisions about and award title IV, HEA program funds.

In all of these examples, the institution receiving title IV funds remains responsible for the actions of any entity that performs functions and tasks on the institution's behalf. These responsibilities include ensuring that employees are not paid for services that would convert these payments into prohibited incentive compensation because of the activity the employees engage in.

Greenwood Hall – CONFIDENTIAL Concordia University Services Agreement	Page 43 of 49

Question 3: Does the incentive compensation prohibition apply to all employees regardless of title or position?

Answer 3: Yes, the incentive compensation prohibition applies to all employees “with responsibility for recruitment or admission of students, or making decisions about awarding title IV, HEA program funds.” (75 FR 66874 (Oct. 29, 2010).) As shown in Table 1, the Department makes a distinction between recruitment activities that involve working with individual students and policy-level determinations that affect recruitment, admission, or the awarding of title IV funds. The Department expects that employees who have titles such as enrollment counselors, recruitment specialists, recruiters, and enrollment managers have sufficiently direct involvement in recruitment that the incentive compensation ban applies to them. Senior managers and executive level employees who are only involved in the development of policy and do not engage in individual student contact or the other covered activities listed in Table 1 will not generally be subject to the incentive compensation ban.

Likewise, a college president or dean who speaks with prospective students about the value of a college education or the virtues of attending a particular institution would not violate the incentive compensation prohibition. (75 FR 66874 (Oct. 29, 2010).)

Question 4: What “standard evaluative factors” other than seniority may an institution take into account in determining compensation of employees?

Answer 4: Institutions may use factors such as seniority or length of employment as a basis for compensating employees covered by the incentive compensation prohibition. Many other qualitative factors may also be used so long as they are not related to the employee’s success in securing student enrollments or the award of financial aid. These factors may include such things as job knowledge and professionalism, skills such as analytic ability, initiative in work improvement, clarity in communications, and use and understanding of technology, and traits such as accuracy, thoroughness, dependability, punctuality, adaptability, peer rankings, student evaluations, and interpersonal relations. (See also 75 FR 66877 (Oct. 29, 2010).)

Question 5: Can institutions make payments to persons or entities engaged in any student recruitment or admission activity or in making decisions regarding the award of financial aid based upon the institution’s students’ academic performance while enrolled?

Answer 5: No. The compensation of recruiters based on the academic performance of the students recruited violates the incentive compensation ban. (See 75 FR 34817-34818 (June 18, 2010).) However, many activities are not considered recruitment activities subject to the ban on incentive compensation as shown in Table 1. To the extent that employees are engaged in these other activities their compensation may be based on successful student performance.

The preamble noted that bonuses for athletic personnel to reward performance other than securing enrollment or awarding financial aid, such as a successful athletic season, team academic performance, or other measures of a successful team, are permitted. (See 75 FR 66874-66875 (Oct. 29, 2010).) This statement merely reflects the fact that the payment of bonuses to athletic personnel is a common practice and is not typically viewed as incentive compensation based on recruitment of individuals as students, but at most may indirectly reward success in recruiting that small subset of individuals whose enrollment would benefit the institution’s athletic program. This discussion was not intended to suggest that incentive payments in other areas of the institution are allowed.

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Question 6: The preamble discusses the making of profit sharing payments and suggests that in certain circumstances they may be permitted. (See 75 FR 66878 Oct. 29, 2010.) Can you provide further clarity regarding when profit sharing is allowed?

Answer 6: The final rule on profit sharing arrangements is at 34 C.F.R. § 668.14(b)(22)(ii)(B). In using the term “profit sharing,” the Department intended to address plans that for-profit corporations use to compensate employees and officers of the corporation. The term “profits” here was not intended to address revenue generated at nonprofit corporations. This section was also intended to make clear that the Department does not view eligible retirement plans pursuant to section 402(c)(8)(B)(iii-vi) of the IRS Code as prohibited incentive compensation.

As stated in the response to Question 2, the sharing of profits with employees is permitted when they are shared in a way that is neutral relative to the type of work that an employee does. The rule prohibits using profit sharing as a bonus or commission for employees involved in recruitment or financial aid activities as described in the response to Question 1.

The Department has received requests for clarification regarding whether the profit sharing rule applies to payments to entities in addition to payments to individuals. The incentive compensation ban applies to payments to entities. However, section 668.14(b)(22)(ii)(B) was not intended to address payments to third parties as specifically addressed in Question 2. As illustrated in Table 2, nothing in the Department’s regulations is intended to limit an institution’s ability to reward its employees with traditional profit sharing payments as long as such payments are not designed to benefit recruitment and financial aid personnel distinct from all other institutional employees. In that regard, section 668.14(b)(22)(ii)(B) was offered to provide assurance that profit sharing within the confines of traditional pensions plans is allowed as long as the payments are not a substitute for otherwise impermissible compensation to individuals engaged in recruitment or the provision of financial aid.

Misrepresentation

Question 1: In 34 C.F.R. § 668.71(a), the Department identifies actions it may consider taking in response to a finding that an institution has engaged in substantial misrepresentation. What process will the institution be provided to contest the action that the Department initiates?

Answer: The institution will be entitled to receive the full benefit of the process that applicable law requires the Department to follow with respect to the type of action that it initiates. There is nothing in revised section 668.71(a) that reduces the procedural protection given by the HEA and applicable regulations to an institution to contest the specific action the Department may take to address substantial misrepresentation by the institution.

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For example, section 487(c)(3) of the HEA requires the Department to provide an institution “reasonable notice and opportunity for a hearing” before the Department suspends, terminates, or fines an institution that has engaged in substantial misrepresentation. (20 U.S.C. § 1094(c).) Revised section 668.71(a) provides that if the Department is going to take any of these actions, it will proceed under 34 C.F.R. Part 668, Subpart G—the same notice and opportunity for a hearing that has always existed for institutions that face an action the HEA addresses in section 487(c)(3). In addition, section 498c(h) of the HEA authorizes the Department to provisionally certify an institution, and to terminate such a certification for cause. (20 U.S.C. § 1099c(h).) If the Department revokes the participation of an institution that is provisionally certified, the procedures described in 34 C.F.R. § 668.13(d), not those in Subpart G, govern the process afforded the institution. (34 C.F.R. § 668.81(c)(4).) An institution’s program participation agreement requires it to provide prospective and enrolled students with accurate information about its programs, charges, and the employability of its graduates. (20 U.S.C. §§ 1092(a)(1), 1094(a)(7).)

If the Department determines that substantial misrepresentation by a provisionally-certified institution demonstrates that it is unable to meet these obligations, 34 C.F.R. § 668.71(a)(1) provides that the Department may revoke that institution’s title IV participation. If it does so, the Department will offer the institution the opportunity provided in 34 C.F.R. § 668.13(d) to contest that action.

Question 2: Do the misrepresentation regulations create a private right of action?

Answer 2: No. As stated in the preamble to the final regulations (75 FR 66916, Oct. 29, 2010), nothing in the regulations alters a student's ability to pursue claims of substantial misrepresentation pursuant to State law, and nothing in the regulations creates a new Federal private right of action. The regulations are intended to make sure that institutions are on notice that the Department believes that substantial misrepresentations constitute a serious violation of an institution’s fiduciary duty, and that the Department will carefully and fairly evaluate claims of substantial misrepresentation before determining an appropriate course of action.

Question 3: Do the misrepresentation regulations extend beyond substantial misrepresentations made about the nature of an eligible institution’s educational programs, its financial charges, or the employability of its graduates?

Answer 3: No. The Department recognizes that section 487(c)(3)(A) of the HEA provides the Department with the authority to act in response to substantial misrepresentations that may be made in three broad areas. The Department will not evaluate, nor potentially sanction, institutions for their substantial misrepresentations that do not fall within one of these three categories. Thus the revised regulations in 34 C.F.R. Part 668, Subpart F continue to offer a “scope and special definitions” section, and then provide specific discussion of the three regulated areas of potential substantial misrepresentation.

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PROFESSIONAL SERVICES AGREEMENT

BETWEEN

GREENWOOD HALL

AND

CONCORDIA UNIVERSITY

EXHIBIT H – COLLECTION DEFERRAL AGREEMENT FOR MARKETING SERVICES

In consideration of Concordia University’s execution and anticipated full performance under the Professional Services Agreement (“Agreement”) by and between Concordia University and Greenwood Hall, Greenwood Hall has agreed to Concordia University’s deferral of the collection of certain payments associated with Marketing Services provided by Greenwood Hall. The below outlined deferred collections shall only apply to Marketing Services as detailed in Exhibit “A” of the Agreement. Deferred collections shall not be permitted for Enrollment Services or any service provided by Greenwood Hall under the Agreement. The attached Excel spreadsheet is a schedule of the deferral of the collection of payments.

The below deferrals can be cancelled by Greenwood Hall in the event Concordia University is not in material compliance (after being provided with a reasonable opportunity to cure) with the terms and conditions of the Agreement or any of its exhibits. The payment deferral spreadsheet follows Exhibit H below.

Deferral of Collection of Initial $ 350,000 In Marketing Expenses

Beginning with the first month of billing for Marketing Services (May 2016) through the 6th month of billing for Marketing Services (October 2016), Greenwood Hall shall defer the collection of $ 58,333 per month for a total collections deferral of $ 350,000 (“Initial Deferral Amount”). Concordia University shall remit this Initial Deferral Amount to Greenwood Hall in six (6) monthly installments of $ 58,333 per month beginning in July 2017. These installment payments shall be due Greenwood Hall in addition to any other fees billed to Concordia University, as outlined in Exhibit “A” of the Agreement.

In the event the Agreement is terminated for any reason by either Concordia University or Greenwood Hall, any deferred amounts associated with the Initial Deferral Amount shall be immediately due and payable by Concordia University to Greenwood Hall.

Deferral of Collection of Initial $ 500,000 In Marketing Expenses

Beginning with the seventh month of billing for Marketing Services (November 2016) through the 14th month of billing for Marketing Services (June 2017), Greenwood Hall shall defer the collection of $ 62,500 per month for a total collections deferral of $ 500,000 (“Secondary Deferral Amount”). Concordia University shall remit this Secondary Deferral Amount to Greenwood Hall in two (2) monthly installments of $ 250,000 per installment. The first installment payment for the Secondary Deferral Amount shall be due on March 14, 2018 and the second installment payment for the Secondary Deferral Amount shall be done on March 14, 2019, These installment payments shall be due Greenwood Hall in addition to any other fees billed to Concordia University, as outlined in Exhibit “A” of the Agreement.

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In the event the Agreement is a) terminated for cause by Concordia University in accordance with conditions outlined in the Agreement and b) said termination occurs no less than ninety (90) days prior to the due dates of the Secondary Deferral Amount, any remaining deferred amounts outstanding associated with the Secondary Deferral Amount shall be credited and cancelled by Greenwood Hall without penalty to Concordia University.

In the event the Agreement is terminated for cause by Greenwood Hall in accordance with conditions outlined in the Agreement, any remaining deferred amounts outstanding associated with the Secondary Deferral Amount shall be immediately due and payable to Greenwood Hall.

IN WITNESS WHEREOF, Greenwood Hall and Concordia University have executed this Exhibit on this the 16th day of March 2016 .

CONCORDIA UNIVERSITY

/s/ Denny Stoecklin
Denny Stoecklin, Chief Financial Officer

PCS Link, Inc. dba GREENWOOD HALL

/s/ David Ruderman
David Ruderman, Executive Vice President, Strategic Partnerships

Greenwood Hall – CONFIDENTIAL Concordia University Services Agreement	Page 48 of 49

EXHIBIT "H" - PAYMENT & BILLING SCHEDULE

CONTRACT YEAR 1

	CONTRACT YEAR 1	FALL 1 RECRUITMENT PERIOD				FALL 2		SPRING 1		SPRING 2		SUMMER 1		FIRST 12 MONTHS	SUMMER 2		2016-2017 AY TOTALS
	Contract Execution 3/18/16	May-16	Jun-16	Jul-16	Aug-16	Sep-16	Oct-16	Nov-16	Dec-16	Jan-17	Feb-17	Mar-17	Apr-17		May-17	Jun-17	
		Month 1	Month 2	Month 3	Month 4	Month 5	Month 6	Month 7	Month 8	Month 9	Month 10	Month 11	Month 12		Month 13	Month 14	Total
Estimated Revenue		$ -	$ -	$ -	$ -	$ 187,716	$ -	$ 352,219	$ 492,047	$ 610,901	$ -	$ 711,927	$ -	$ 2,354,810		$ 797,799	$ 3,152,609
Enrollment Services + Set-Up	$ 235,594	$ -	$ 91,840	$ 91,840	$ 91,840	$ 91,840	$ 91,840	$ 91,840	$ 91,840	$ 91,840	$ 91,840	$ 91,840	$ 91,840	$ 1,245,834	$ 91,840	$ 91,840	$ 1,429,514
Marketing Services Fees	$ -	$ 175,000	$ 175,000	$ 175,000	$ 175,000	$ 175,000	$ 175,000	$ 175,000	$ 175,000	$ 175,000	$ 175,000	$ 175,000	$ 175,000	$ 2,100,000	$ 175,000	$ 175,000	$ 2,450,000
Total	$ 235,594	$ 175,000	$ 266,840	$ 266,840	$ 266,840	$ 266,840	$ 266,840	$ 266,840	$ 266,840	$ 266,840	$ 266,840	$ 266,840	$ 266,840	$ 3,345,834	$ 266,840	$ 266,840	$ 3,879,514
P/L	$ (235,594)	$ (175,000)	$ (266,840)	$ (266,840)	$ (266,840)	$ (79,124)	$ (266,840)	$ 85,379	$ 225,207	$ 344,061	$ (266,840)	$ 445,087	$ (266,840)	$ (991,024)	$ (91,840)	$ 705,959	$ (376,905)
With Payment Deferrals																	
Adjustment	$ -	$ (58,333)	$ (58,333)	$ (58,333)	$ (58,333)	$ (58,333)	$ (58,333)	$ (62,500)	$ (62,500)	$ (62,500)	$ (62,500)	$ (62,500)	$ (62,500)	$ (724,998)	$ (62,500)	$ (62,500)	$ (849,998)
Revised Marketing Services Fees	$ -	$ 116,667	$ 116,667	$ 116,667	$ 116,667	$ 116,667	$ 116,667	$ 112,500	$ 112,500	$ 112,500	$ 112,500	$ 112,500	$ 112,500	$ 1,375,002	$ 112,500	$ 175,000	$ 1,662,502
Enrollment Services Fees	$ 235,594	$ -	$ 91,840	$ 91,840	$ 91,840	$ 91,840	$ 91,840	$ 91,840	$ 91,840	$ 91,840	$ 91,840	$ 91,840	$ 91,840	$ 1,245,834	$ 91,840	$ 91,840	$ 1,429,514
Total Expenses	$ 235,594	$ 116,667	$ 208,507	$ 208,507	$ 208,507	$ 208,507	$ 208,507	$ 204,340	$ 204,340	$ 204,340	$ 204,340	$ 204,340	$ 204,340	$ 2,620,836	$ 204,340	$ 266,840	$ 3,092,016
Monthly Revised P/L Based On Payments Due	$ (235,594)	$ (116,667)	$ (208,507)	$ (208,507)	$ (208,507)	$ (20,791)	$ (208,507)	$ 147,879	$ 287,707	$ 406,561	$ (204,340)	$ 507,587	$ (204,340)	$ (266,026)	$ (204,340)	$ 622,799	$ 152,433
Cumulative P/L After Deposit Addback	$ 101,254													$ (164,772)			$ 253,687

CONTRACT YEAR 2

		Jul-17	Aug-17	Sep-17	Oct-17	Nov-17	Dec-17	Jan-18	Feb-18	Mar-18	Apr-18	May-18	Jun-18	Year 2
		Month 1	Month 2	Month 3	Month 4	Month 5	Month 6	Month 7	Month 8	Month 9	Month 10	Month 11	Month 12	Total
Estimated Revenue			$ 914,329		$ 979,474		$ 1,034,846		$ 1,081,913		$ 1,121,920		$ 1,155,926	$ 6,288,409
Enrollment Services + Set-Up		$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 1,157,184
Marketing Services Fees		$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 2,205,000
Total		$ 280,182	$ 280,182	$ 280,182	$ 280,182	$ 280,182	$ 280,182	$ 280,182	$ 280,182	$ 280,182	$ 280,182	$ 280,182	$ 280,182	$ 3,362,184
P/L		$ (280,182)	$ 634,147	$ (280,182)	$ 699,292	$ (280,182)	$ 754,664	$ (280,182)	$ 801,731	$ (280,182)	$ 841,738	$ (280,182)	$ 875,744	$ 2,926,225
With Payment Deferrals														
Adjustment		$ 58,333	$ 58,333	$ 58,333	$ 58,333	$ 58,333	$ 58,333	$ -	$ -	$ 250,000	$ -	$ -		$ 599,998
Revised Marketing Services Fees		$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 96,432	$ 1,157,184
Enrollment Services Fees		$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 183,750	$ 2,205,000
Total Expenses		$ 338,515	$ 338,515	$ 338,515	$ 338,515	$ 338,515	$ 338,515	$ 280,182	$ 280,182	$ 530,182	$ 280,182	$ 280,182	$ 280,182	$ 3,962,182
Monthly Revised P/L Based On Payments Due		$ (338,515)	$ 575,814	$ (338,515)	$ 640,959	$ (338,515)	$ 696,331	$ (280,182)	$ 801,731	$ (530,182)	$ 841,738	$ (280,182)	$ 875,744	$ 2,326,227
Cumulative P/L After Deposit Addback														

CONTRACT YEAR 3

		Jul-18	Aug-18	Sep-18	Oct-18	Nov-18	Dec-18	Jan-19	Feb-19	Mar-19	Apr-19	May-19	Jun-19	Year 3
		Month 1	Month 2	Month 3	Month 4	Month 5	Month 6	Month 7	Month 8	Month 9	Month 10	Month 11	Month 12	Total
Estimated Revenue			$ 1,244,073		$ 1,269,870		$ 1,291,798		$ 1,310,437		$ 1,326,280		$ 1,339,747	$ 7,782,206
Enrollment Services + Set-Up		$ 101,254	$ 101,254	$ 101,254	$ 101,254	$ 101,254	$ 101,254	$ 101,254	$ 101,254	$ 101,254	$ 101,254	$ 101,254	$ -	$ 1,113,794
Marketing Services Fees		$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 2,315,256
Total		$ 294,192	$ 294,192	$ 294,192	$ 294,192	$ 294,192	$ 294,192	$ 294,192	$ 294,192	$ 294,192	$ 294,192	$ 294,192	$ 192,938	$ 3,429,050
P/L		$ (294,192)	$ 949,881	$ (294,192)	$ 975,678	$ (294,192)	$ 997,606	$ (294,192)	$ 1,016,245	$ (294,192)	$ 1,032,088	$ (294,192)	$ 1,146,809	$ 4,353,156
With Payment Deferrals														
Adjustment		$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 250,000	$ -	$ -	$ -	$ 250,000
Revised Marketing Services Fees		$ 101,254	$ 101,254	$ 101,254	$ 101,254	$ 101,254	$ 101,254	$ 101,254	$ 101,254	$ 101,254	$ 101,254	$ 101,254	$ -	$ 1,113,794
Enrollment Services Fees		$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 192,938	$ 2,315,256
Total Expenses		$ 294,192	$ 294,192	$ 294,192	$ 294,192	$ 294,192	$ 294,192	$ 294,192	$ 294,192	$ 544,192	$ 294,192	$ 294,192	$ 192,938	$ 3,679,050
Monthly Revised P/L Based On Payments Due		$ (294,192)	$ 949,881	$ (294,192)	$ 975,678	$ (294,192)	$ 997,606	$ (294,192)	$ 1,016,245	$ (544,192)	$ 1,032,088	$ (294,192)	$ 1,146,809	$ 4,103,156
Cumulative P/L After Deposit Addback														

Assumptions:

Contract execution 3/18/16

Commencement of services on or before May 2, 2016

Greenwood Hall – CONFIDENTIAL Concordia University Services Agreement